UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material under §240.14a-12
METHODE ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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METHODE ELECTRONICS, INC.
8750 West Bryn Mawr Avenue, Suite 1000
Chicago, Illinois 60631
(708) 867-6777

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 13, 2023

To our Stockholders:
The 2023 Annual Meeting of Stockholders of Methode Electronics, Inc. (“Methode” or the “Company”) will be held on Wednesday, September 13, 2023, at 11:00 a.m., Central Daylight Time. The 2023 Annual Meeting will be a virtual meeting conducted via live webcast. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MEI2023 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, on your proxy card or in the instructions that accompanied your proxy materials.
At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, each as more fully described in the accompanying proxy statement:
1.
To elect each director nominee to hold office until the Company’s 2024 Annual Meeting of Stockholders or until such director’s earlier resignation, or a respective successor is duly elected and appointed;

2.	To ratify the Audit Committee’s selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending April 27, 2024;
3.	To approve, on a non-binding, advisory basis, the compensation of Methode’s named executive officers;
4.	To hold an advisory vote on the frequency of advisory votes on the compensation of Methode’s named executive officers; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on July 17, 2023, the record date, are entitled to notice of and to vote at the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, you are requested to vote your shares via the internet, by telephone or by completing and returning the proxy card if you requested paper copies of the Company’s proxy materials. Any person giving a proxy has the power to revoke it at any time prior to the Annual Meeting and stockholders who attend the Annual Meeting may withdraw their proxies and vote online at the Annual Meeting.
By Order of the Board of Directors,

Walter J. Aspatore
Chairman
Chicago, Illinois
July 27, 2023
Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to Be Held on September 13, 2023
We are furnishing the proxy materials for the Annual Meeting electronically using the internet through the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”). The Notice and Access Card will be mailed to stockholders on July 27, 2023. Please visit the website www.proxyvote.com to view electronic versions of our Proxy Statement and our 2023 Annual Report on Form 10-K, and to request electronic delivery of future proxy materials.

METHODE ELECTRONICS, INC.
8750 West Bryn Mawr Avenue, Suite 1000
Chicago, Illinois 60631
(708) 867-6777

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
September 13, 2023
This proxy statement is being furnished by and on behalf of the Board of Directors of Methode Electronics, Inc. (“Methode” or the “Company”), in connection with the solicitation of proxies to be voted at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). The 2023 Annual Meeting will be a virtual meeting conducted via live webcast.
We are furnishing the proxy materials for the Annual Meeting electronically using the internet through the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”). The Notice and Access Card was mailed on July 27, 2023 to stockholders of record as of July 17, 2023. Please visit the website www.proxyvote.com to view electronic versions of this proxy statement and our 2023 Annual Report on Form 10-K, and to request electronic delivery of future proxy materials.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Where and when will the Annual Meeting be held?
The Annual Meeting will be held at 11:00 a.m., Central Daylight Time, on Wednesday, September 13, 2023. The Annual Meeting will be a virtual meeting via live webcast on the internet.
Who can vote at, and participate in, the Annual Meeting?
Holders of record of our common stock as of the close of business on July 17, 2023, the record date, are the only stockholders who are entitled to vote at, and participate in, the Annual Meeting. On that date, there were 36,011,267 shares of Methode common stock outstanding.
How can I vote my shares at, and participate in, the Annual Meeting?
The Annual Meeting will be held entirely online. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/MEI2023 and entering the 16−digit control number included in the Notice and Access Card, on your proxy card or in the instructions that accompanied your proxy materials.
If you are not a stockholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your account statement as of the record date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.
How can I vote my shares without attending the Annual Meeting?
To vote your shares without attending the Annual Meeting, please follow the instructions for internet or telephone voting on the Notice and Access Card. You will need the 16-digit control number included on your Notice and Access Card to authorize a proxy to vote your shares via the internet or by telephone. You can authorize a proxy to vote your shares at any time prior to 10:59 p.m., Central Daylight Time, on September 12, 2023, the day before the Annual Meeting. If you request printed copies of the proxy materials by mail, you may also vote by signing your proxy card and returning it by mail.
What do I do if my shares are held in “street name”?
If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

How many votes do I have?
Each share of Methode common stock that you own entitles you to one vote.
What am I voting on at the Annual Meeting?
At the Annual Meeting, stockholders are being asked to consider and vote on the following three proposals:
•
Proposal 1: The election of eleven directors, each to hold office until the Company’s 2024 Annual Meeting of Stockholders or until any such director’s earlier resignation, or until his or her successor is duly elected and qualified;

•	Proposal 2: The ratification of the appointment of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for fiscal 2024;
•	Proposal 3: Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement (the “Say-on-Pay Proposal”); and
•	Proposal 4: An advisory vote on the frequency of advisory votes on the compensation of Methode’s named executive officers (the “Say-on-Pay Frequency Proposal”).
How does the Board recommend I vote on the proposals?
The Board of Directors recommends that you vote “FOR” each of Methode’s nominees for director (Proposal 1), “FOR” the ratification of EY as our independent registered public accounting firm (Proposal 2), “FOR” the Say-on-Pay Proposal (Proposal 3) and for the option of “every one year” as the preferred frequency on the Say-on-Pay Frequency Proposal (Proposal 4).
If you submit a proxy without indicating your vote on any matter, the designated proxies will vote in favor of Proposals 1, 2, and 3, and in favor of once “every one year” on Proposal 4.
How many votes are needed to approve each of the proposals?
For the election of directors (Proposal 1), the auditor ratification proposal (Proposal 2), and the “say on pay” proposal (Proposal 3), stockholders may vote “for,” “against,” or “abstain” from voting. The affirmative vote of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting is required to approve each of these proposals. While broker non-votes will be considered as present at the Annual Meeting for quorum purposes, they will not be counted for purposes of determining the number of shares having voting power with respect to the election of directors (Proposal 1) or the “say on pay” proposal (Proposal 3). Abstentions will be considered as present but will not be considered as votes in favor of any proposal. Consequently, abstentions have the effect of voting against each of Proposals 1, 2 and 3, while broker non-votes will have no effect as to voting for or against Proposal 1 or Proposal 3.
Proposal 4 asks stockholders to select a preferred voting frequency for future advisory votes on executive compensation by selecting the option of every one year, every two years or every three years. For Proposal 4, the frequency receiving the greatest number of votes will be considered the frequency preferred by stockholders. Both abstentions and broker non-votes will have no effect on the outcome of Proposal 4.
What is a “broker non-vote”?
A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power. Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms have the authority to cast votes on certain “routine” matters if they do not receive instructions from their customers. The auditor ratification proposal (Proposal 2) is considered a “routine” matter and your shares may be voted on such proposal if they are held in the name of a brokerage firm even if you do not provide voting instructions. The other proposals being considered and voted on at the Annual Meeting are “non-routine” matters for which brokers may not vote absent voting instructions from the beneficial owner.
What constitutes a quorum?
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Methode’s common stock is necessary to constitute a quorum at the Annual Meeting. Broker non-votes and abstentions will be considered present for the purpose of determining whether we have a quorum.

What if other matters come up at the Annual Meeting?
At the time the Notice and Access Cards were mailed to our stockholders, we were not aware of any matters to be properly presented at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting, and you are a stockholder of record and have authorized a proxy to vote your shares, the persons named as proxies will have the discretion to vote on those matters for you.
Can I revoke my proxy after I authorize a proxy to vote my shares?
Yes. You may revoke your proxy by notifying our Corporate Secretary in writing that you wish to revoke your proxy at the following address: Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. You may also revoke your proxy by submitting a later dated and properly executed proxy (including by means of the telephone or internet) or by voting at the Annual Meeting. New paper proxy cards should be sent to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your attendance at the virtual Annual Meeting will not, by itself, revoke a proxy previously authorized by you. We will honor the proxy card or authorization with the latest date.
Why did I receive a notice in the mail regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?
Under the “Notice and Access” rules of the Securities and Exchange Commission (the “SEC”), we are permitted to furnish proxy materials to our stockholders by providing access to such documents on the internet instead of mailing printed copies. The Notice and Access Card mailed to our stockholders provides instructions regarding how to access and review all the proxy materials on the internet. The Notice and Access Card also instructs you as to how you may authorize a proxy to vote your shares via the internet or by telephone. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access Card.
How can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and disclose final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.
Who pays for this proxy solicitation?
Methode will pay for this proxy solicitation. Our directors, officers or other regular employees may solicit proxies by telephone, by e-mail or in person. No additional compensation will be paid to directors, officers and other regular employees for such services. We have retained the services of Alliance Advisors, LLC (“Alliance”) to serve as our proxy solicitor in connection with the Annual Meeting. Alliance may assist us in soliciting proxies by telephone, email and by other means, and we expect to pay Alliance a fee of $15,000, plus reasonable expenses.
What is “householding” and how does it affect me?
We are sending only one copy of our Notice and Access Card and, if applicable, our proxy materials, to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice is known as “householding.” Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you received a householded mailing this year and you would like additional copies of our Notice and Access Card and proxy materials, if you would like to participate in householding or if you would like to opt out of householding, please contact us at: 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631, Attention: Corporate Secretary, or telephonically at 708-867-6777.

CORPORATE GOVERNANCE
We are committed to maintaining high standards of corporate governance in order to serve the long-term interests of Methode and our stockholders.
Director Independence
Our Nominating and Governance Committee conducts an annual review and makes a recommendation to the full Board as to whether each of our nominees for director meets the applicable independence standards of the SEC and the NYSE. The Board has determined that all of the nominees for director are independent under the applicable standards, except for Donald W. Duda, our President and Chief Executive Officer. Mr. Duda’s lack of independence relates solely to his service as an executive officer and is not due to any other transactions or relationships.
In addition, our Board of Directors has determined that each member of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee satisfies the applicable independence standards, if any, of the SEC and the NYSE for service on those committees.
Board Committees
The following chart sets forth the membership, principal functions and number of meetings held in fiscal 2023 for each of our standing Board Committees.
Committee	Members	Principal Functions		Number of Meetings in Fiscal 2023
Audit	Mary A. Lindsey (Chair) Therese M. Bobek Janie Goddard Angelo V. Pantaleo Mark D. Schwabero Lawrence B. Skatoff	•	Oversees accounting and financial reporting processes, and audits of financial statements.	11
		•	Monitors performance of internal audit function and our system of internal controls.
•
Monitors performance, qualifications and independence of our independent registered public accounting firm, makes decisions regarding the retention, termination and compensation of such firm and approves related services.

		•	Monitors compliance with legal and regulatory requirements pertaining to financial statements.
		•	Reviews our financial press releases and certain SEC filings.
•
Discusses with management major financial risk exposures and the steps taken to monitor and control such exposures, and discusses guidelines and policies by which risk assessment and risk management is undertaken.

		•	Regularly reviews with management the Company’s cybersecurity and information technology (IT) practices and policies.
		•	If applicable, reviews related party transactions and potential conflict of interest situations.

Committee	Members	Principal Functions		Number of Meetings in Fiscal 2023
Compensation	Bruce K. Crowther (Chair) Walter J. Aspatore David P. Blom Brian J. Cadwallader	•	Oversees our executive compensation policies and plans.	8
		•	Approves goals and incentives for the compensation of our Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers.
		•	Approves grants under our stock plan.
		•	Makes decisions regarding the retention, compensation and termination of any Committee compensation consultant, and monitors their independence.
		•	Evaluates whether risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect.
Nominating and Governance	Brian J. Cadwallader (Chair) Walter J. Aspatore Therese M. Bobek Darren M. Dawson Mark D. Schwabero Lawrence B. Skatoff	•	Recommends director candidates for election to our Board.	6
		•	Recommends Board committee assignments.
		•	Recommends compensation and benefits for directors.
		•	Oversees our Enterprise Risk Management (ERM) program.
		•	Reviews succession planning for our executive officers.
		•	Reviews and recommends revisions to our Corporate Governance Guidelines.
		•	Oversees an annual evaluation by the independent directors of the performance of the CEO.
		•	Conducts an annual assessment of Board and committee performance.
Technology	Darren M. Dawson (Chair) Janie Goddard Angelo V. Pantaleo	•	Reviews with management our technology assets and future needs.	4
		•	Reviews technology research and development activities and possible acquisitions of technology.
Medical Products	David P. Blom (Chair) Bruce K. Crowther Donald W. Duda Mary A. Lindsey	•	Reviews with management our business strategies for developing and marketing our medical device products.	3
		•	Evaluates industry and market trends that may affect our medical device business.
If applicable, our Audit Committee reviews related party transactions and potential conflict of interest situations in accordance with the Audit Committee Charter and our Code of Business Conduct. We do not have a separate written policy regarding related party transactions and potential conflict of interest situations. Our Code of Business

Conduct states that conflicts of interest are prohibited, except as approved by our Board of Directors. In reviewing any such transaction, our Audit Committee and Board of Directors would consider the rationale for entering into the transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to Methode as would be the case were the transaction entered into with a third party and other relevant factors. During fiscal 2023, there were no related party transactions and no such transactions are currently proposed.
During fiscal 2023, our Board of Directors held seven meetings, and no director attended less than 75% of the aggregate of the total number of meetings of our Board and the total number of meetings held by the respective committees on which he or she served. Under our Corporate Governance Guidelines, our directors are expected to attend Board and stockholder meetings and meetings of committees on which they serve. Our directors are expected to meet as frequently as necessary to properly discharge their responsibilities.
Our independent directors hold regularly scheduled executive sessions at which only independent directors are present. Pursuant to our Corporate Governance Guidelines, our Chairman of the Board is the Presiding Director of such sessions.
Our committees operate pursuant to charters adopted by the Board. Our committee charters and our Corporate Governance Guidelines are available on the Investors page of our website at www.methode.com or in print upon any stockholder’s request.
Board Leadership Structure, Evaluations and Education
The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interests of our stockholders. This structure provides for a greater role for the independent directors in the oversight of Methode and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.
The Nominating and Governance Committee oversees the annual Board and committee evaluation process. Each year, our independent directors complete a written evaluation which focuses on Board and committee practices, processes and skills, and seeks input on opportunities for improvement. To protect the directors’ anonymity and the integrity of the process, outside legal counsel reviews the completed evaluations and compiles the responses into a written report, which is then distributed to, and discussed by, the Nominating and Governance Committee and the full Board.
The Company believes that ongoing education is important for the ability of our directors to fulfill their duties, and supports our Board members in continuing education throughout their service with Methode. The Company encourages directors to participate in external director education programs, and reimburses directors for the expenses of their attendance. Internal and external specialists also regularly provide the Board with educational sessions on particular topics during our regular Board meetings. These presentations have included sessions covering cybersecurity developments, emerging ESG topics and foreign exchange risks and mitigations.
Risk Oversight, Cybersecurity and Compensation Policy Risks
Our Board of Directors oversees Methode’s risk management practices. Our Board and committees review information regarding Methode’s markets, competition and financial risks, as well as risks associated with Methode’s operations throughout the world, including cybersecurity. Our Audit Committee discusses with management Methode’s major financial risk exposures and the steps management has taken to monitor and control such exposures and reviews the process by which risk is managed and assessed. Our Audit Committee also reviews the Company’s information technology practices and policies and is briefed quarterly by management. Our Nominating and Governance Committee oversees the Company’s Enterprise Risk Management (ERM) program. Our Compensation Committee evaluates risks arising from Methode’s compensation practices and policies. The entire Board of Directors is regularly informed about the risk management policies and practices monitored by the various committees.
Our Board of Directors and executive team are dedicated to managing our cybersecurity risks. Our Chief Information Officer provides cybersecurity reports to our Audit Committee each quarter and to the full Board at least twice a year. These reports outline our cybersecurity risks and mitigation activities, the effectiveness of our security measures and other related matters. We have structured our information security program to align with the framework of the National Institute of Standards and Technology (NIST), 800-171. Our information security program is independently assessed by a third party as part of the Company’s ERM program. The conclusions of such third-party assessment are discussed with our Audit Committee and the Board. We provide security awareness training to employees to raise awareness of typical security risks as well as new and evolving risks to our Company.

The Compensation Committee monitors the mix and design of the elements of executive compensation and believes that our compensation programs do not encourage management to assume excessive risks. We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Methode.
Nominating Process of the Nominating and Governance Committee
Our Nominating and Governance Committee is responsible for identifying and recommending to our Board of Directors individuals qualified to become directors consistent with criteria approved by our Board. In considering potential candidates for our Board, including with respect to nominations for re-election of incumbent directors, the Committee considers the potential candidate’s integrity and business ethics; strength of character, judgment and experience consistent with our needs; specific areas of expertise and leadership roles; and the ability to bring diversity to our Board, including ethnic, racial and gender diversity. The Committee seeks an appropriate balance between newer directors and longer-serving directors. While the Nominating and Governance Committee charter and our Corporate Governance Guidelines do not prescribe diversity standards, the Committee considers diversity in the context of the Board as a whole, including whether the potential candidate brings complementary skills and viewpoints.
The Committee also considers the ability of the individual to allocate the time necessary to carry out the tasks of Board membership, including membership on appropriate committees. We believe that our directors’ outside directorships enable them to contribute valuable knowledge and experience to the Board. Nonetheless, the Board is sensitive to the potential for overboarding to compromise the ability of these directors to effectively serve on our Board and Committees. Our Corporate Governance Guidelines limit each director’s service on the boards of public companies to no more than three other boards. Our Audit Committee Charter limits each member’s service on audit committees of public companies to no more than two other audit committees, unless approved by the Board.
The Committee has adopted a process for identifying new director candidates. Recommendations may be received by the Committee from various sources, including directors and Company contacts. The Committee has used a search firm to assist with the independent director recruitment process and has sole authority to retain and terminate any such search firm and approve the search firm’s fees.
The Committee will also consider suggestions from our stockholders. Stockholders may recommend candidates at any time, but the Committee requires recommendations for election at our Annual Meeting to be submitted to the Committee no later than 120 days before the first anniversary of the date of the proxy statement from the previous year’s Annual Meeting. The written notice must include (i) the name, age, address and principal occupation or employment of the proposed nominee, (ii) the number of shares of our common stock owned by such nominee, (iii) a statement that the nominee is willing to be nominated, and (iv) any other information required in a proxy statement under the SEC’s rules. Recommendations must be sent to the Nominating and Governance Committee, Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. Any recommendations from stockholders will be evaluated in the same manner that potential nominees suggested by directors or Company contacts are evaluated. Information regarding the requirements to nominate a director at our 2023 Annual Meeting is set forth below under “Other Information—Stockholder Proposals and Director Nominations.”

Summary of Qualifications of Director Nominees
The following table highlights certain skills, experience and qualifications that each of the director nominees brings to the Board.
Skills and Experience	Aspatore	Blom	Bobek	Cadwallader	Crowther	Dawson	Duda	Goddard	Lindsey	Pantaleo	Schwabero
Leadership and Strategy	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔	✔
Financial/Accounting	✔		✔				✔		✔		✔
Mergers and Acquisitions	✔	✔		✔			✔	✔	✔	✔	✔
Cybersecurity/IT Systems			✔	✔			✔		✔		✔
International Business	✔			✔			✔	✔	✔	✔	✔
Technology/Innovation		✔		✔		✔	✔	✔		✔	✔
Industry Experience	✔	✔		✔	✔	✔	✔				✔
Public Company Board Service	✔	✔			✔	✔	✔	✔	✔		✔
Manufacturing/Operations	✔	✔				✔	✔	✔		✔	✔
Corporate Responsibility
The Company is committed to being a responsible steward to the environment, its employees, and the communities in which it operates and conducting its operations in an ethical manner with honesty and integrity. Guided by these principles and with Board of Directors oversight, we began to formalize our Environmental, Social and Governance (ESG) strategy in fiscal 2021.
In fiscal 2022, we conducted our first materiality assessment to identify the environmental and social issues most important to our internal and external stakeholders. Four themes were identified in the assessment and form the foundation of our ESG strategy: Environmental Stewardship; Workplace and Community; Responsible Governance; and Product Innovation. In July 2023, we released our inaugural Corporate Social Responsibility (CSR) Report, which outlines our approach to strategic environmental, social and governance initiatives in fiscal 2024 and beyond. As we move forward on our ESG journey, we intend to focus on the areas that are most important to our business and our stakeholders, and where we can have the greatest impact.
Environmental Stewardship. The Company practices responsible environmental management to protect its employees, customers, communities, and the environment. This includes:
•	considering a lifecycle perspective and supporting a circular principle for waste;
•	improving the efficiency and conservation of energy and natural resources;
•	reducing the emission of air pollutants, including greenhouse gases; and
•	considering pollution prevention by seeking to reduce, reuse and/or recycle waste and packaging material.
As part of this effort, we have numerous programs in place at our global locations to reduce waste generation, improve waste sorting and increase waste diversion from landfills. In fiscal 2023, we recycled 72% of our total global waste, and 78% of our non-hazardous waste. We are dedicated to pursuing environmentally sustainable practices through initiatives such as utilizing reusable shipping containers and vertically integrated manufacturing to reduce logistics. We have an auditing process in place to monitor the environmental practices at our global facilities via periodic third-party audits.
We are attentive to climate change concerns and several of our new business development efforts are focused on electric and hybrid vehicles and LED lighting solutions. In fiscal 2023, electric and hybrid vehicle applications comprised approximately 21% of our net sales. We are committed to reducing greenhouse gas (GHG) emissions associated with our energy consumption and mobile sources at our manufacturing facilities. Projects include implementing energy efficiency measures in indoor locations, installing on-site solar, and continuing the electrification of our diesel and gasoline powered equipment and vehicles.

Workplace and Community. The Company takes pride in its relationships with its employees, suppliers, and customers and the communities in which it operates.
Values and Ethics. Our corporate culture is committed to doing business with integrity, teamwork, and performance excellence. Our core values include innovation, continuous improvement, passion and a sense of urgency. Our Code of Business Conduct and our Anti-Corruption Policy address topics such as anti-corruption, discrimination, human rights, anti-slavery, trade, harassment, privacy, appropriate use of company assets, protecting confidential information, and reporting violations anonymously. In addition, our U.S. employees complete annual training on the prevention of discrimination, harassment, and sexual harassment and learn how to identify, report, and stop these unlawful actions. We also offer an anonymous hotline for employees or other parties to utilize when reporting violations.
Workplace Safety and Health. The success of our business is fundamentally connected to the well-being of our employees. We maintain a work environment with a safety culture grounded on the premise of eliminating workplace incidents, risks, and hazards. We have practices in place to help eliminate safety events and reduce their frequency and severity, and our employees are trained on safety-related topics. We have an auditing process in place to monitor the environmental practices at our global facilities via periodic third-party audits. Employees are empowered to report safety concerns or other observations without fear of reprisal.
Additionally, we offer the Vitality Wellness Program to our full-time U.S. employees and their spouses. This program provides individualized health-enhancement plans, including online support programs for mental and behavioral health.
Human Rights and Community Relations. The Company is committed to upholding the human rights and dignity of all persons in both our business operations and our global supply chain. The Company does not tolerate any forms of modern slavery, including human trafficking, forced or indentured labor, prison labor, child labor, illegal employment conditions or any other forms of illegal employment practices or violations of employment laws.
Diversity and Inclusion. As highlighted in our Diversity & Inclusion Statement available on our corporate website, we believe that diversity and inclusion are business imperatives that will enable us to build and empower our future workforce. We strive to maintain a diverse and inclusive workforce that reflects our global customer base and the communities that we serve. We also strive for diversity in leadership, which has the power to drive innovation and to encompass a wide variety of perspectives in company decision-making.
Responsible Governance. We are committed to maintaining high standards of corporate governance in order to serve the long-term interests of Methode and our stakeholders. Our corporate governance policies promote transparency and accountability. Our governance policies address topics such as anti-corruption, discrimination, human rights, anti-slavery, trade compliance, harassment, privacy, appropriate use of company assets, safeguarding confidential information, and a process to report violations anonymously.
Board of Directors. As highlighted above, we have strong corporate governance practices, including engaged independent directors and committee members, an independent Chairman of the Board and annual board and committee evaluations. Our Board of Directors reflects an effective mix of diverse perspectives and business expertise. Additionally, our Board is responsible for overall risk oversight of the Company, which includes certain environmental, social, supply chain, cybersecurity and other governance matters.
Business Ethics. The Company strives to conduct business in an honest, ethical, and responsible manner. We maintain a Code of Business Conduct that applies to all employees. We also expect our suppliers, contractors, agents, and representatives to abide by the same high standards when conducting business with or on behalf of the Company (including all Methode subsidiaries and affiliates) and to follow our Supplier Code of Conduct. Methode is committed to compliance with foreign, federal, state and local laws and regulations. We are proud of our commitment to conducting our business with the highest level of ethics and integrity.
Supply Chain Standards. The Company’s global supply chain management team seeks suppliers who will maintain the Company’s ethical business values. The Company has adopted a Supplier Code of Conduct which includes topics such as anti-corruption, discrimination, health and safety, protecting confidential information, and legal compliance. It also references our Conflict Minerals Policy.

Cybersecurity. Methode completes risk assessments for priority topics that may have outsize impacts on business continuity and resiliency, including cybersecurity. We conduct information security and cyber risk awareness training with our employees. We contract with a third-party provider of cybersecurity testing and services to stress test our incident response procedures as well as our general data protection program.
Product Innovation. Methode is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East, and Asia. We design, engineer, and produce mechatronic products for original equipment manufacturers (OEMs) utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications. Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus and rail), cloud computing infrastructure, construction equipment, consumer appliance, and medical devices. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface, and Medical. Our Automotive segment supplies electronic and electro-mechanical devices and related products to automobile OEMs, either directly or through their tiered suppliers, including solutions for the electric vehicle (EV) market to accelerate the green transition.
Additional Information. Additional information regarding our activities related to environmental, social and governance initiatives can be found in our Corporate Social Responsibility Report, which is located on our website at ir.methode.com. Please note that like other information on, or accessible through, our corporate website, our Corporate Social Responsibility Report is not part of our proxy solicitation materials nor is it incorporated by reference herein.
Communications with Directors
The Annual Meeting provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of our Board of Directors on appropriate matters. All our directors attended the 2022 Annual Meeting. We anticipate that all our directors will attend the 2023 Annual Meeting.
In addition, interested parties may, at any time, communicate in writing with any particular director, or our independent directors as a group, by sending such written communication to the Corporate Secretary of Methode Electronics, Inc. at 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631. Copies of written communications received at such address will be provided to the relevant director or the independent directors as a group unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to us or our business or communications that relate to other improper or irrelevant topics.
Stockholder Engagement
We believe that effective corporate governance should include engagement with our stockholders through investor conferences, non-deal roadshows, meetings and phone calls. We believe that regular engagement with our stockholders helps us to better understand stockholders’ views on a variety of topics, including our corporate governance and executive compensation practices.
In fiscal 2023, we engaged with stockholders on a variety of subjects, including compensation matters, governance issues, and environmental and social matters. During our engagements with stockholders, a few common areas of focus emerged, including the following:
•	Best practices in corporate governance, including Board tenure;
•	Executive compensation plan design and elements; and
•	Environmental and social reporting and priorities.
Our senior executives provided feedback on these meetings and areas of stockholder focus to the full Board and the appropriate Board committee and the Company has responded as appropriate. In July 2023, we released our inaugural Corporate Social Responsibility (CSR) Report to outline our approach to strategic environmental, social and governance initiatives in fiscal 2024 and beyond. Additionally, with Mr. Skatoff not standing for re-election, our average Board tenure will decrease from 8.7 to 7.7 years.

For additional details on our stockholder engagement relating to executive compensation plan design and elements, see the Compensation Discussion and Analysis section below under the caption “Say-on-Pay Vote and Stockholder Engagement on Compensation Matters”.
Code of Business Conduct
Our Board of Directors has adopted a Code of Business Conduct that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions, as well as other employees. The Code is available on the Investors page of our website at www.methode.com or in print upon any stockholder’s request.
If we make any substantive amendments to the Code of Business Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K in accordance with applicable rules and regulations.
Stock Ownership Guidelines
We consider stock ownership by directors and executive officers to be an important means of linking their interests with those of our stockholders.
Directors. All directors are expected to own stock with a value equal to at least five times the annual cash retainer paid to Methode directors, subject to a five-year phase-in period for new directors. All our directors were in compliance with our stock ownership guidelines for fiscal 2023, subject to the phase-in-period.
Executive Officers. The guidelines for stock ownership are based on a multiple of the executive officers’ base salaries as follows:
Title	Guideline
Chief Executive Officer	Six times salary
Chief Operating Officer	Three times salary
Other Executive Officers	Two times salary
Vested and unvested restricted stock units are included in the calculation of stock ownership for purposes of these guidelines. Executive officers are expected to achieve fifty percent (50%) of the guideline stock ownership level within three years of promotion or appointment and one hundred percent (100%) within five years. All our executive officers were in compliance with our stock ownership guidelines for fiscal 2023, subject to the phase-in-period for new appointments and promotions.
Prohibition on Hedging and Pledging
Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.
Clawback Policy
In the event we are required to restate our financial statements due to material noncompliance, our Incentive Compensation Recoupment Policy requires us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years that were erroneously paid.

DIRECTOR COMPENSATION
We use a combination of cash and common stock to compensate our non-employee directors. For fiscal 2023, our non-employee directors received an annual cash retainer, meeting fees and an annual stock award with immediate vesting. Our Chairman, Vice Chairman and Committee Chairs received additional cash retainers for their service in these capacities.
The Nominating and Governance Committee oversees and makes recommendations to the Board regarding our non-employee director compensation program. Non-employee directors can defer receipt of all or a portion of their cash or equity compensation to our Deferred Compensation Plan. For a description of the Deferred Compensation Plan, please see “Executive Compensation — Nonqualified Deferred Compensation,” below.
Upon the recommendation of our Nominating and Governance Committee, the Board did not make any changes to our compensation program for non-employee directors for fiscal 2023. In reviewing our director compensation program, the Nominating and Governance Committee and the Board considered peer and market data, as well as the advice and recommendations of Frederic W. Cook & Co., Inc., our independent compensation consultant. The following table shows the non-employee director compensation components and amounts for fiscal 2023.
Compensation Component	Amount
Annual Cash Retainer	$80,000
Additional Annual Cash Retainer for the Chairman	$80,000
Additional Annual Cash Retainer for the Vice Chairman	$12,000
Additional Annual Cash Retainer for the Committee Chairs
• Audit Committee	$24,000
• Compensation Committee	$24,000
• Nominating and Governance Committee	$12,000
• Technology Committee	$12,000
• Medical Products Committee	$12,000
Fee for Each Committee and Special Board Meeting	$1,500
Annual Stock Grant	Shares valued at $140,000

The following table sets forth certain information regarding compensation earned by the non-employee directors during our fiscal year ended April 29, 2023.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Walter J. Aspatore	$194,500	$140,015	$334,515
David P. Blom	$119,000	$140,015	$259,015
Therese M. Bobek	$116,000	$140,015	$256,015
Brian J. Cadwallader	$126,500	$140,015	$266,515
Bruce K. Crowther	$134,000	$140,015	$274,015
Darren M. Dawson	$116,000	$140,015	$256,015
Janie Goddard	$110,000	$140,015	$250,015
Mary A. Lindsey	$141,500	$140,015	$281,515
Angelo V. Pantaleo	$105,500	$140,015	$245,515
Mark D. Schwabero	$116,000	$140,015	$256,015
Lawrence B. Skatoff	$126,500	$140,015	$266,515
(1)
The reported amounts reflect the fair value at the date of grant calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. Details of the assumptions used in valuing these awards are set forth in Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended April 29, 2023.

SECURITY OWNERSHIP
Five Percent Stockholders
The following table sets forth information regarding all persons known by Methode as of July 17, 2023, to be the beneficial owners of more than 5% of Methode’s common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
BlackRock, Inc.(1) 55 East 52nd Street New York, New York 10055	6,009,888	16.1
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,167,316	11.2
FMR LLC(3) Abigail P. Johnson 245 Summer Street Boston, MA 02210	3,800,604	10.2
Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	2,237,865	6.0
Massachusetts Financial Services Company(5) 111 Huntington Avenue Boston, Massachusetts 02199	2,046,505	5.5
(1)
Information is based on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on January 26,2023. In the Schedule 13G/A, BlackRock, Inc. reported that, as a parent holding company, as of December 31, 2022, it had sole voting power with respect to 5,930,792 shares and sole dispositive power with respect to 6,009,888 shares. According to the Schedule 13G/A, iShares Core S&P Small-Cap ETF beneficially owns more than 5% of the Company’s outstanding shares.

(2)
Information is based on a Schedule 13G/A filed with the SEC on February 9, 2023. In the Schedule 13G/A, The Vanguard Group reported that, as of December 30, 2022, it had shared voting power with respect to 29,859 shares, sole dispositive power with respect to 4,099,738 shares and shared dispositive power with respect to 67,578 shares.

(3)
Information is based on a Schedule 13G/A filed with the SEC on May 10, 2023. In the Schedule 13G/A, FMR LLC reported that Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. As of April 28, 2023, FMR LLC reported that it had sole voting power with respect to 3,798,205 shares and sole dispositive power with respect to 3,800,604 shares.

(4)
Information is based on a Schedule 13G/A filed with the SEC on February 10, 2023. In the Schedule 13G/A, Dimensional Fund Advisors LP reported that it is an investment advisor and, as of December 30, 2022, it had sole voting power with respect to 2,203,292 shares and sole dispositive power with respect to 2,237,865 shares.

(5)
Information is based on a Schedule 13G filed with the SEC on February 8, 2023. In the Schedule 13G, Massachusetts Financial Services Company reported that, as of December 30, 2022, it had sole voting and dispositive power with respect to 2,046,505 shares.

Directors and Executive Officers
The following table sets forth information regarding our common stock beneficially owned as of July 17, 2023, by (i) each director and nominee, (ii) each of the named executive officers, and (iii) all current directors and executive officers as a group.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (%)
Walter J. Aspatore	29,170(2)(3)	*
David P. Blom	14,041	*
Therese M. Bobek	14,170(3)	*
Brian J. Cadwallader	17,970(3)	*
Bruce K. Crowther	17,941(4)	*
Darren M. Dawson	17,670(3)	*
Donald W. Duda	852,906(5)	2.3
Janie Goddard	11,093(6)	*
Mary A. Lindsey	14,170 (3)	*
Angelo V. Pantaleo	14,041	*
Mark D. Schwabero	17,170(3)	*
Lawrence B. Skatoff	43,636(7)	*
Andrea J. Barry	77,166(8)	*
Joseph E. Khoury	252,420(9)	*
Ronald L.G. Tsoumas	212,518(10)	*
Kerry A. Vyverberg	13,519(11)	*
All current directors and executive officers as a group (19 persons)	1,801,288	4.8
*	Percentage represents less than 1% of the total shares of common stock outstanding.
(1)	Beneficial ownership arises from sole voting and dispositive power unless otherwise indicated by footnote.
(2)	Includes 18,000 shares held jointly with Mr. Aspatore’s wife.
(3)	Includes 11,170 shares of phantom stock held in the Company’s Deferred Compensation Plan.
(4)	Shares are held in a trust pursuant to which Mr. Crowther shares voting and investment power with his wife.
(5)
Includes 195,055 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda at such time as the value of the award is deductible by us or Mr. Duda’s employment terminates, 220,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Duda in the event of termination from Methode under any circumstance and 375,000 shares of performance-based restricted stock subject to forfeiture.

(6)	Includes 8,138 shares of phantom stock held in the Company’s Deferred Compensation Plan.
(7)	Shares are held in a trust pursuant to which Mr. Skatoff shares voting and investment power with his wife.
(8)	Includes 52,500 shares of performance-based restricted stock subject to forfeiture.
(9)
Includes options to purchase 12,000 shares of common stock exercisable within 60 days, 90,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Khoury in the event of termination from Methode under any circumstance and 144,000 shares of performance-based restricted stock subject to forfeiture. Does not include any shares of the Company’s common stock under the terms of the time-based Restricted Stock Units for fiscal 2023 which are being held in abeyance pending and subject to resolution of certain employment matters. See “Compensation Discussion and Analysis—Components of Fiscal 2023 Compensation—2021 LTI Program” below for additional information.

(10)
Includes options to purchase 8,000 shares of common stock exercisable within 60 days, 42,000 shares of vested restricted stock units for which common stock will be delivered to Mr. Tsoumas in the event of termination from Methode under any circumstance, 75,500 shares of performance-based restricted stock subject to forfeiture and 14,095 shares of common stock held in our 401(k) Plan.

(11)	Includes 12,098 shares of performance-based restricted stock subject to forfeiture.

PROPOSAL ONE
ELECTION OF DIRECTORS
A Board of eleven directors will be elected at the Annual Meeting. Each director will hold office until the next annual meeting of stockholders, or until any such director’s earlier resignation or until his or her successor is elected and qualified. All of the nominees listed below currently serve as directors. All nominees were recommended unanimously to our Board of Directors by our Nominating and Governance Committee and were nominated by our Board of Directors. If any nominee is unwilling or unable to serve as a director, an event which our Board does not anticipate, shares represented by the proxies will be voted for the election of another nominee nominated by our Board upon the recommendation of our Nominating and Governance Committee, or the Board may reduce the size of the Board and the number of directors to be elected at the Annual Meeting.
Mr. Skatoff is not standing for re-election, and the Board expressed its great appreciation for his significant contributions to our Board and Company. The size of the Board will be reduced from twelve directors to eleven directors as of the date of the Annual Meeting.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOLLOWING NOMINEES.

Walter J. Aspatore, Chairman
Director since 2008
Age 80
Mr. Aspatore has served as Chairman of our Board since 2012 and as Chairman Emeritus of Amherst Partners, LLC, a business consulting firm, since 2010. Prior thereto, Mr. Aspatore was Chairman of Amherst Partners from 1994 through 2010. Prior to co-founding Amherst Partners, Mr. Aspatore served in various officer positions at diversified manufacturing and technology businesses, including Cross and Trecker Corporation, the Warner and Swasey Company, Bendix Corporation and TRW Corporation. He also served as Vice Chairman and President of Onset BIDCO, a venture capital and subordinated debt fund, from 1992 to 1994. Mr. Aspatore’s executive leadership experience, finance and M&A expertise and knowledge of the automotive industry bring valuable perspectives to our Board.

David P. Blom
Director since 2019
Age 68
Mr. Blom served as President and Chief Executive Officer of OhioHealth Corporation, a not-for-profit healthcare system, Ohio, from 2002 until his retirement in 2019. Mr. Blom serves as a director of Worthington Industries, Inc., an industrial manufacturing company. Mr. Blom’s extensive leadership experience as chief executive officer of a large healthcare system and healthcare industry expertise bring valuable perspectives to our Board.

Therese M. Bobek
Director since 2020
Age 62
Ms. Bobek served as an Assurance Partner of PricewaterhouseCoopers LLP (“PwC”) from 1997 until her retirement in 2018. Ms. Bobek most recently served in PwC’s national office where she directed a nationwide network of partners and managers supporting audit quality. Ms. Bobek also served as an Adjunct Lecturer in the Master of Accountancy Program at the University of Iowa's Tippie College of Business from 2018 to 2022. Ms. Bobek now serves on the Boards of Trustees and the Audit Committees of the Northern Funds and Northern Institutional Funds. Ms. Bobek’s extensive leadership experience at a major professional services firm, as well as her experience with audit quality oversight, bring valuable perspectives to our Board.

Brian J. Cadwallader
Director since 2018
Age 64
Mr. Cadwallader served as Vice President, Corporate Secretary and General Counsel of Johnson Controls, Inc., a global diversified technology and industrial company, from 2014 to 2016. Prior thereto, Mr. Cadwallader served as Vice President and Assistant General Counsel of Johnson Controls from 2011 to 2014. Mr. Cadwallader served as Group Vice President and General Counsel of Johnson Controls’ Building Efficiency business from 2010 to 2011. Prior to joining Johnson Controls, Mr. Cadwallader served as Associate General Counsel and Assistant Secretary at International Paper Company. In addition to his other responsibilities, Mr. Cadwallader was responsible for international legal and regulatory affairs for Johnson Controls and International Paper for over 15 years. Mr. Cadwallader’s legal background with expertise in international operations, corporate governance, M&A and executive compensation brings valuable perspectives to our Board.

Bruce K. Crowther
Director since 2019
Age 71
Mr. Crowther served as President and Chief Executive Officer of Northwest Community Healthcare, a not-for-profit healthcare system, from 1992 until his retirement in 2013. Prior thereto, Mr. Crowther served as Executive Vice President and Chief Operating Officer of Northwest Community Healthcare from 1989 to 1991. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital Association. Mr. Crowther serves on the Board, Audit and Finance Committee, and Culture and Compensation Committee (Chair) of NeoGenomics, Inc., a company specializing in cancer genetic testing and information services. In addition, Mr. Crowther served on the Board and various committees of Wintrust Financial Corporation, a financial services company, from 1998 through December 2022. Mr. Crowther’s extensive executive and board leadership experiences and significant knowledge regarding the healthcare industry bring valuable perspectives to our Board.

Dr. Darren M. Dawson
Director since 2004
Age 60
Dr. Dawson served as the President of The University of Alabama in Huntsville from 2019 until 2022. Prior thereto, Dr. Dawson served as Dean of the College of Engineering of Kansas State University since 2014. From 1990 to 2014, Dr. Dawson served as a Professor in the Electrical and Computer Engineering Department at Clemson University. His research interests included nonlinear control techniques for mechatronic systems, robotic manipulator systems and vision-based systems. Dr. Dawson’s work has been recognized by several awards. Dr. Dawson’s leadership experience as president of a large university and engineering expertise bring valuable perspectives to our Board.

Donald W. Duda
Director since 2001
Age 68
Mr. Duda has served as our Chief Executive Officer since 2004 and our President since 2001. Mr. Duda joined us in 2000 and served as our Vice President - Interconnect Products Group. Prior to joining Methode, Mr. Duda held several positions with Amphenol Corporation, a manufacturer of electronic connectors, most recently as General Manager of its Fiber Optic Products Division. Mr. Duda’s understanding of Methode’s operations, philosophy and culture, and his demonstrated success and proven quality of leadership bring important perspectives to our Board.

Janie Goddard
Director since 2021
Age 52
Most recently, Ms. Goddard served as a Divisional Chief Executive of the Environmental and Analysis Sector at Halma plc, a global group of technology companies, and as a Divisional Chief Executive of Halma’s Medical and Environmental Sector, though April 2023. Before joining Halma, Ms. Goddard served as Divisional President of the Detection and Analysis Business Unit at Novanta Inc., a global supplier of core technology solutions, from 2016 to 2019, where she led a portfolio of solutions for medical device OEMs. Prior to Novanta, Ms. Goddard served in leadership roles at Welch Allyn (acquired by Hill-Rom), Covidien (acquired by Medtronic), and Johnson & Johnson. Ms. Goddard has served on the Board, Audit and Finance Committee, Corporate Development and Governance Committee (Chair) and Compensation and Management Committee of Ultralife Corporation, a battery and electronic systems manufacturer, since February 2023. Ms. Goddard’s experience in roles having profit and loss leadership responsibility within global companies along with her background in commercial execution, strategic marketing and product development brings valuable perspective to our Board.

Mary A. Lindsey
Director since 2020
Age 67
Ms. Lindsey served as Chief Financial Officer of Commercial Metals Company, a global manufacturer and recycler of steel and other metals, from January 2016 until her retirement in 2019. In addition, Ms. Lindsey served as Senior Vice President since 2017 and Vice President-Tax from 2009 to 2016. Ms. Lindsey serves on the Board, Audit Committee (Chair), and Corporate Governance and Nominating Committee of Lindsay Corporation, a provider of water management and road infrastructure products and services. In addition, Ms. Lindsey serves on the Board and Audit Committee of Orion Engineered Carbons S.A., a supplier of carbon products. Ms. Lindsey’s experience as a chief financial officer of a publicly traded company and her financial and tax expertise bring valuable perspectives to our Board.

Angelo V. Pantaleo
Director since 2019
Age 63
Mr. Pantaleo has served as Chairman and Chief Executive Officer of Marmon Holdings, Inc., a Berkshire Hathaway company and global industrial organization, since 2019 and as President of Marmon since 2017. Prior thereto, Mr. Pantaleo served as Chairman and Chief Executive Officer of Duracell, a Berkshire Hathaway company and leading manufacturer of alkaline batteries, since 2014. Mr. Pantaleo’s significant strategic and operational leadership experience with a major global company, along with his extensive international experience, bring valuable perspectives to our Board.

Mark D. Schwabero
Director since 2019
Age 70
Mr. Schwabero served as Chairman, Chief Executive Officer and Director of Brunswick Corporation, a recreational marine products company, from 2016 until his retirement in 2018. Prior thereto, Mr. Schwabero served as President and Chief Operating Officer of Brunswick from 2014 to 2016 and as President of its Mercury Marine subsidiary from 2008 to 2014. Mr. Schwabero serves as Lead Director of 1st Source Corporation, parent company of 1st Source Bank, as well as a member of the Audit Committee, Executive Compensation and Human Resources Committee, Executive Committee, and Governance and Nominating Committee (Chair) of 1st Source. In addition, Mr. Schwabero serves on the Advisory Committee of The Ohio State University Center for Automotive Research. Mr. Schwabero’s leadership experience, international expertise and detailed knowledge of the automotive and industrial industries bring valuable perspectives to our Board.

PROPOSAL TWO
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is directly responsible for the appointment, termination, compensation, evaluation and oversight of our independent registered public accounting firm. Our Audit Committee has selected EY to serve as our independent registered public accounting firm for the fiscal year ending April 27, 2024, subject to ratification of the selection by our stockholders. EY has served as our independent registered public accounting firm for many years and is considered to be well qualified.
Representatives of EY will attend the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.
If our stockholders do not ratify the selection of EY, our Audit Committee will reconsider the selection. Even if the selection is ratified, our Audit Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of Methode and our stockholders.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF OUR AUDIT COMMITTEE’S SELECTION OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL THREE
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
Accordingly, we are asking you to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory (non-binding) basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”
The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Although this vote is nonbinding, our Board of Directors and our Compensation Committee value the opinions of our stockholders and our Compensation Committee will consider the outcome of the vote when making decisions concerning executive compensation.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE EXECUTIVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR
ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTE
As required by SEC rules, we provide stockholders with the opportunity to vote, at least once every six years, on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the rules of the SEC.
Stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every year, every two years, or every three years. Stockholders also may abstain from casting a vote on this proposal.
The Board of Directors continues to believe that an annual advisory vote on executive compensation will permit our stockholders to provide direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year, which is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. At the Annual Meeting of Stockholders held in September 2017, a majority of the Company’s stockholders cast their vote in favor of holding an annual advisory vote on the compensation of our named executive officers and the Board adopted this standard.
This vote is advisory, which means that it is not binding on the Company, our Board of Directors or the Compensation Committee. The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation. The Board of Directors and the Compensation Committee will take into account the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.
Stockholders may cast a vote on the preferred voting frequency by selecting the option of every one year, every two years, or every three years (or abstain) when voting in response to this proposal. Stockholders therefore will not be voting to approve or disapprove the recommendation of our Board of Directors.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “EVERY ONE YEAR” AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee
The Audit Committee oversees our financial reporting process on behalf of our Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our Board has determined that each member of our Audit Committee meets the requirements as to independence, experience and expertise established by the New York Stock Exchange. Our Board has designated Ms. Bobek, Ms. Lindsey, Mr. Schwabero and Mr. Skatoff as audit committee financial experts as defined by the SEC. In fulfilling its oversight responsibilities, our Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended April 29, 2023 with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
Our independent registered public accounting firm, EY, was responsible for performing an independent audit of the consolidated financial statements and of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report of the results. Our Audit Committee reviewed and discussed with EY the firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed under the standards of the PCAOB.
Our Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Committee concerning independence and has discussed with EY the firm’s independence from management and Methode and considered the compatibility of non-audit services with the firm’s independence.
Our Audit Committee discussed with our internal auditors and EY the overall scope and plans for their respective audits. Our Audit Committee met with the internal auditors and EY, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also discussed with EY the matters required to be discussed under auditing standards established from time to time by the PCAOB and the rules of the Securities and Exchange Commission. In reliance on the reviews and discussions referred to above, the Committee recommended to our Board of Directors (and our Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 29, 2023 filed with the SEC.
AUDIT COMMITTEE
Mary A. Lindsey (Chair)
Therese M. Bobek
Janie Goddard
Angelo V. Pantaleo
Mark D. Schwabero
Lawrence B. Skatoff

Auditing and Related Fees
Our Audit Committee engaged EY to examine our consolidated financial statements for the fiscal year ended April 29, 2023. Fees paid to EY for services performed during fiscal 2023 and 2022 were as follows:
	Fiscal 2023	Fiscal 2022
Audit Fees(1)	$3,135,954	$2,497,813
Audit-Related Fees	—	—
Tax Fees(2)	$19,750	$33,234
All Other Fees	—	—
Total	$3,155,704	$2,531,047
(1)
Audit fees represent aggregate fees billed for professional services rendered by EY for the audit of our annual financial statements and review of our quarterly financial statements, audit services provided in connection with other statutory and regulatory filings and consultation with respect to various accounting and financial reporting matters.

(2)	Tax fees primarily include fees for consultations regarding intercompany transfer pricing.
Pre-Approval Policy
Our Audit Committee is responsible for reviewing and pre-approving all audit and non-audit services provided by EY and shall not engage EY to perform non-audit services proscribed by law or regulation. In fiscal 2023, 100% of audit and non-audit services were approved by the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the key components of our executive compensation program, including an analysis of compensation awarded to, earned by or paid to our named executive officers in fiscal 2023.
Our fiscal 2023 named executive officers were Donald W. Duda, President and Chief Executive Officer; Ronald L.G. Tsoumas, Chief Financial Officer; Joseph E. Khoury, Chief Operating Officer; Andrea J. Barry, Chief Administrative Officer and Chief Human Resources Officer; and Kerry A. Vyverberg, General Counsel. Ms. Vyverberg joined Methode in February 2021 as Vice President of Legal Affairs. She was promoted to General Counsel in June 2022 and appointed an executive officer in September 2022. Mr. Khoury was placed on leave from his position as Chief Operating Officer the Company as of July 10, 2023.
Executive Summary
Our Business. We are a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East, and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.
Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus and rail), cloud computing infrastructure, construction equipment, consumer appliance, and medical devices. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.
We strive to create a company with a diverse customer base, high and consistent cash flow, and a strong balance sheet. We are committed to world class manufacturing quality, and our global footprint puts us in close proximity to key markets and customers.
In fiscal 2023, we continued to capitalize on key market trends, such as new business focused on electric and hybrid vehicles (EVs) and LED lighting solutions. In the EV market, our combination of user interface, LED lighting and power distribution solutions positions us well for continued growth. In fiscal 2023, EV product applications comprised approximately 21% of our net sales.
We employ a balanced and growth-focused capital allocation strategy. We maintain a strong balance sheet and pay down indebtedness when appropriate to reduce leverage. We return capital to our stockholders through dividends and our stock buyback program. As of April 29, 2023, we had executed over $119 million of our $200 million stock buyback authorization. We invest in organic growth through R&D and capital expenditures.
We actively seek accretive acquisitions to enhance and grow our businesses. In February 2023, we announced an offer to the shareholders of Nordic Lights Group Corporation to acquire all outstanding shares of the company. Nordic Lights aligns well with Methode’s inorganic growth framework given its focus on engineered solutions for OEMs, its industrial and non-auto transportation market exposure, and its customer and geographic diversity. We have acquired approximately 99% of the Nordic Lights share capital and intend to acquire all of the remaining outstanding shares by way of compulsory redemption proceedings under Finnish law as soon as practicable.
Our strong commitment to financial management focuses on, among other things, margin expansion through improved product mixes and operational efficiencies, leverage of SG&A on sales volume growth, and reduction of working capital percentage of sales through lean manufacturing.
Fiscal 2023 Financial Highlights. We reported fiscal 2023 net sales of $1.2 billion, and reported net income of $77.1 million. For fiscal 2023, our quarterly dividend rate was $0.14 per share, and we distributed dividends of $20.3 million to our stockholders. In addition, we purchased 1,197,236 shares of our common stock in fiscal 2023 through our stock buyback program, for an aggregate purchase price of $48.1 million.
Key Compensation Decisions and Highlights. Our Compensation Committee strives to provide compensation programs that align our executives’ interests with those of our stockholders and appropriately reward our executives for performance against annual and long-term objectives. The key components of the fiscal 2023 compensation program for our named executive officers were salary, an annual performance-based cash bonus, the final payment made under a June 2020 transition award and continued participation in the 2021 five-year LTI program. In reviewing fiscal 2023 compensation components, our Compensation Committee reviewed advice from its independent compensation consultant regarding market practices and considered Mr. Duda’s recommendations for officers other than himself.
Salary. In reviewing fiscal 2023 salaries, the Compensation Committee considered relevant factors, including the individual performance, skills and experience of each executive, internal pay equity issues, executive retention, promotions, and the Company’s performance. In addition, the Compensation Committee considered peer group benchmark data provided by its independent compensation consultant, which indicated that salary rates for the majority of the Company’s named executive officers were lagging the peer group median. After deliberation, the Compensation Committee increased base salaries as follows: Mr. Duda, 22%; Mr. Khoury, 10%; Mr. Tsoumas, 5%; Ms. Barry, 11%; and Ms. Vyverberg, 14%. Details regarding these salaries are described below under “Components of Fiscal 2023 Compensation – Salary.”
Annual Performance-Based Cash Bonus. Our named executive officers were awarded annual performance-based cash bonus opportunities for fiscal 2023. After deliberation, the Compensation Committee set the target amount payable as a percentage of base salary as follows: Mr. Duda, 135% of salary; Mr. Khoury, 100% of salary, Mr. Tsoumas and Ms. Barry, 75% of salary; and Ms. Vyverberg, 66% of base salary. For all named executive officers, the threshold and maximum amounts payable were set at 50% and 200%, respectively, of the amount payable at the target level of performance. Seventy percent (70%) of each named executive officer’s target bonus is tied to achieving a pre-tax income measure for the Company. The remaining portion of the target bonus for each executive was based on new business bookings measures and/or personal goals. Details regarding these awards are described below under “Components of Fiscal 2023 Compensation – Annual Performance-Based Bonuses.”
Transition Awards. In June 2020, after considering the need to retain management talent in a highly competitive job market in order to transition the Company from the pre-pandemic economy through the extended recovery during exceptional circumstances and to provide a bridge of unvested value for the period between the vesting of the 2015 LTI program awards and the adoption of the 2021 LTI Program, the Compensation Committee granted one-time transition awards to our executive officers other than Ms. Vyverberg The award is a cash opportunity equal to a multiple of the executive’s fiscal 2021 base salary as follows: Mr. Duda, 2.0 times; Mr.  Khoury, 1.75 times; and Mr. Tsoumas and Ms. Barry, 1.5 times. Forty percent (40%) of the transition award was paid on April 30, 2022. The remaining sixty percent (60%) of the transition award was paid on April 29, 2023 to executives other than Mr. Khoury. Payment to Mr. Khoury of the remaining sixty percent (60%) of the transition award is being held in abeyance pending and subject to resolution of certain employment matters. Details regarding these awards are described below under “Components of Fiscal 2023 Compensation – Transition Awards.”
2021 LTI Program. In September 2020, our Compensation Committee adopted a five-year, long-term incentive program (the “2021 LTI Program”). The Compensation Committee intends for these awards to be the only equity-based awards made to our executive officers during the five-year program period ending on May 3, 2025. This is consistent with our prior programs where no additional equity awards were made to the program participants during the five-year program terms.
The 2021 LTI Program consists of performance-based restricted stock awards (“RSAs”), cash-based performance grants (“Performance Units”) and time-based restricted stock units (“RSUs”). The number of RSAs and Performance Units earned will be based on the achievement of established goals for the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2025. The target EBITDA performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for the five-year program period. The Performance Units represent an opportunity for participants to receive a cash payment based on the price of Methode’s common stock only to the extent that fiscal 2025 EBITDA exceeds target performance for the RSAs. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of our common stock. The RSUs are subject to a five-year vesting period based on continued service. See “Components of Fiscal 2023 Compensation – 2021 LTI Program” below for additional information regarding this program.

Compensation Governance Practices. Our executive compensation program contains the following components and features that are designed to reflect compensation governance best practices and align the interests of our named executive officers and stockholders.
What We Do	•	Provide for a significant amount of compensation that is “at risk” based on performance
	•	Provide an appropriate mix of short-term and long-term compensation
	•	Utilize an independent compensation consultant
	•	Require significant executive officer and director stock ownership
	•	Maintain a “clawback” policy for incentive compensation
	•	Conduct an annual “say-on-pay” advisory vote
	•	Conduct an annual compensation risk assessment
	•	Disclose EBITDA performance measures under our 2021 LTI Program
What We Don’t Do	•	No excessive post-termination benefits
	•	No excise tax gross ups upon change in control
	•	No “single trigger” change of control benefits
	•	No dividends or dividend equivalents on unearned stock awards
	•	No hedging or pledging of our stock by executives or directors
	•	No excessive perquisites
Pay Mix. A significant amount of our named executive officers’ compensation is “at risk” for non-payment if we fail or the executive fails to meet established performance targets. The following charts illustrate the components of fiscal 2023 compensation as a percentage of total target compensation for our Chief Executive Officer and for our other named executive officers as a group. For this purpose, total target compensation is the sum of base salary, target annual performance-based cash bonus opportunity, transition award payment, and one-fifth of the market value of the 2021 LTI Program RSAs as of the grant date and one-fifth of the grant date fair value of the RSUs. Performance Units are not included as they are only earned for above-target performance.

Objectives and Measurement Principles
Our executive compensation program supports our objectives of aligning executive incentives with the Company’s strategy and enhancing stockholder value through a competitive program that attracts and retains high-quality talent and rewards executives for demonstrating strong leadership and delivering results. Our executive compensation program is designed to:
•	Provide executives with a competitive pay arrangement.
•	Link short-term cash incentive pay to achievement of company objectives, including new business bookings and individual objectives.
•	Link long-term equity incentives to achievement of EBITDA objectives in line with the Company’s strategy.
•
Align executive interests with stockholder interests by providing for capital accumulation through awards of RSAs and RSUs and encourage significant ownership of our common stock by our executive officers.

Our Compensation Process
Our Overall Process. Our Compensation Committee is comprised entirely of independent directors that meet as often as necessary to perform their duties. In fiscal 2023, our Compensation Committee met eight times. Our Compensation Committee typically meets with Donald W. Duda, our Chief Executive Officer, and Andrea Barry, our Chief Administrative Officer and Chief Human Resources Officer. The Compensation Committee holds executive sessions without any members of management present as needed.
Our Compensation Committee annually engages a compensation consultant to review the competitiveness and effectiveness of our executive compensation program and annually reviews summaries of our named executive officers’ compensation relative to peers and survey data. Our Compensation Committee also annually reviews company performance relative to peers.
Our Chief Executive Officer’s compensation is determined by our Compensation Committee. Management does not make recommendations to our Compensation Committee regarding Mr. Duda’s compensation. For named executive officers other than Mr. Duda, compensation packages are developed and recommended by Mr. Duda, in consultation with Ms. Barry, based on guidelines provided by our Compensation Committee. Our Compensation Committee determines whether to approve these recommendations, subject to any modifications that it may deem appropriate.
Role of Compensation Consultant. Since 2013, Frederic W. Cook & Co., Inc. (“FW Cook”) has provided independent executive compensation consulting services to the Compensation Committee. FW Cook is retained by and reports to the Compensation Committee. During fiscal 2023, FW Cook provided the following services:
•	assisted the Compensation Committee in evaluating the linkage between pay and performance;
•	assisted the Compensation Committee in developing a compensation peer group;
•	provided and reviewed market data and advised the Compensation Committee on setting executive compensation and the competitiveness and reasonableness of the Company’s executive compensation program;
•	reviewed and advised the Compensation Committee regarding the elements of the Company’s executive compensation program, each as relative to the Company’s peers and survey data;
•	provided information regarding realizable pay in light of our multi-year LTI Programs;
•
evaluated the Company’s compensation programs and practices in relation to potential compensation risk areas to confirm that the risks inherent in the executive compensation program are not reasonably likely to have a material adverse effect on the Company; and

•	advised the Compensation Committee regarding regulatory, governance, disclosure and other technical matters.

The Compensation Committee reviewed information provided by FW Cook addressing the independence of FW Cook and the representatives serving the Committee. Based on this information, the Compensation Committee concluded that the work performed by FW Cook and its representatives involved in the engagement did not raise any conflict of interest and that FW Cook and such representatives are independent from the Company’s management.
Risk Assessment. The Compensation Committee, together with the Chief Executive Officer and its independent compensation consultant, annually considers potential risks when reviewing our compensation programs for all employees, including our executive officers. Based on this assessment, the Compensation Committee concluded that our fiscal 2023 compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Compensation Committee reviewed the key features of our compensation programs and policies, including the following:
•	The Compensation Committee is independent and utilizes an independent compensation consultant.
•	Compensation for our executive officers represents a balanced mix of short-term, long-term and at-risk compensation.
•	Our short-term incentive programs are designed to avoid an over emphasis on a single performance metric.
•	The maximum amount payable under the annual performance-based cash bonuses is capped at 200% of target.
•	A significant component of our LTI Programs is comprised of equity awards in order to directly align the interests of our executive officers with those of our stockholders.
•	Our stock ownership policy requires significant stock ownership by our executive officers and directors.
•
Our Incentive Compensation Recoupment Policy requires us to recover incentive-based compensation in the event we restate our financial statements due to material noncompliance with any financial reporting requirements under U.S. securities laws.

•	Executive officers and directors are prohibited from pledging and hedging our common stock.
•	The Company does not provide excise tax gross-ups.
Say-on-Pay Vote and Stockholder Engagement on Compensation Matters
Our say-on-pay resolution received approximately 76% approval at our 2022 Annual Meeting, up from approximately 54% at our 2021 Annual Meeting. In fiscal 2023, we extended an offer to engage on compensation matters to our top twenty stockholders representing approximately 74% of the Company’s outstanding shares. We engaged with five of these stockholders that accepted our offer representing approximately 31% of our outstanding shares.
The Company’s engagement team included our Chief Executive Officer, our Chief Administrative Officer, our Vice President of Investor Relations, and our General Counsel. Through these engagements, we received important feedback regarding our 2021 LTI Program as summarized in the following table along with the Company’s response to the feedback.
Stockholder Feedback		Company Response
•	Noted the reduced flexibility with a front-loaded, 5-year LTI program	•
As the 2021 LTI program is currently mid-cycle, the Committee did not make, nor did any of our stockholders specifically request, any modifications to the existing program. However, the Compensation Committee heard very clearly stockholder perspectives about five-year plans. At the time a new long-term equity program is reviewed, the Compensation Committee will consider this feedback in establishing the new program terms and conditions, including the program period and performance metrics, beginning in fiscal 2026.

•	Suggested the Committee consider the use of multiple metrics as opposed to a single metric in the LTI program

Stockholder Feedback	Company Response
	•	Additionally, the Committee confirmed that it does not intend to grant additional equity-based awards to existing participants during the current program term.
•
Lastly, the Committee reaffirmed its commitment to shareholder transparency and responsiveness in the executive compensation process and will continue to solicit shareholder feedback on the Company’s long-term equity incentive practices as it evaluates future LTI constructs.

Significant Policies and Procedures
Stock Ownership Guidelines. Our Compensation Committee considers stock ownership by management and the directors to be an important means of linking their interests with those of our stockholders. The guidelines for stock ownership as a multiple of executive officers’ base salaries are as follows:
Title	Guideline
Chief Executive Officer	Six times salary
Chief Operating Officer	Three times salary
Other Executive Officers	Two times salary
Vested and unvested RSUs are included in the calculation of stock ownership for purposes of these guidelines. Executive officers are expected to achieve fifty percent (50%) of the guideline stock ownership level within three years of promotion or appointment and one hundred percent (100%) within five years. All our named executive officers were in compliance with our stock ownership guidelines for fiscal 2023, subject to the phase-in-period for new appointments and promotions.
Prohibition on Hedging and Pledging. Our Insider Trading Policy prohibits our directors, executive officers and certain key employees from engaging in certain transactions involving our common stock, including options trading, short sales, derivative transactions and hedging transactions. In addition, these directors, executive officers and key employees are prohibited from holding our common stock in a margin account or otherwise pledging our common stock as collateral for a loan.
Clawback Policy. In the event we are required to restate our financial statements due to material noncompliance with any financial reporting requirements under U.S. securities laws, our Incentive Compensation Recoupment Policy requires us to recover from our current or former executive officers certain amounts of incentive-based compensation paid within the prior three years that were erroneously paid.
Market Benchmarking and Positioning of Fiscal 2023 Executive Compensation
We strive to provide compensation opportunities that are market competitive. In order to assist the Compensation Committee in achieving this objective for fiscal 2023, FW Cook was retained to conduct a review of our executive compensation peer group and benchmark our executive compensation program using a custom peer group and third-party survey data. The Compensation Committee considers this benchmarking information in reviewing each component of our compensation program.
The peer group used for benchmarking purposes in setting fiscal 2023 compensation was selected using the following criteria:
•	Size as measured by revenue – we generally targeted companies with revenue one-third to three times our annual revenue.
•	Size as measured by market capitalization – we generally targeted companies with market capitalization one-fourth to four times our market capitalization.
•	Similar-type businesses – we generally targeted companies that are multinational, compete against us for talent and engage in businesses with similar technology, products and markets.

After considering the advice of FW Cook and the Committee’s criteria for the peer group, the Compensation Committee approved using the fiscal 2022 peer group without modification for fiscal 2023. For compensation decisions affecting fiscal 2023 compensation, the peer group included the following companies:
Belden Corporation	Franklin Electric Company. Inc	Patrick Industries, Inc.
Benchmark Electronics, Inc.	Gentherm Incorporated	Rogers Corporation
Cooper-Standard Holdings Inc	LCI Industries	Stoneridge, Inc.
CTS Corporation	Littelfuse, Inc.	TTM Technologies, Inc.
Fabrinet	OSI Systems, Inc.	Visteon Corporation
In benchmarking our compensation program for fiscal 2023, the Compensation Committee also reviewed information compiled by FW Cook from major third-party executive pay surveys.
As a general policy, we targeted fiscal 2023 executive officer total compensation (salary, annual cash bonus, and long-term incentive compensation), within the median range of competitive practice. In making benchmarking determinations for fiscal 2023 compensation, the analysis assumed that each executive would achieve the target level of performance under the annual performance-based bonuses and RSA awards. In valuing the RSA and RSU awards outstanding under the 2021 LTI Program, the Compensation Committee included one-fifth of the market value of the RSA’s as of the grant date and one-fifth of the grant date fair value of the RSUs. Performance Units are not included as they are only earned for above-target performance and the Transition Awards are not included as they are one-time awards made in exceptional circumstances.
In setting each compensation component for our executive officers, the Compensation Committee considered the competitive market data, together with other relevant factors, including the individual performance, experience and strategic value of each executive, retention issues, internal pay equity and consistency issues, the Company’s performance, expected future contributions of each executive, historical compensation levels, tenure, promotions, and industry conditions. In addition, the Compensation Committee considered Mr. Duda’s longevity and extensive service to the Company as our Chief Executive Officer for approximately nineteen years and his significant accomplishments. These and other factors may affect whether one or more of the compensation components for any of our executive officers is set above or below the median of competitive practice. In addition, annual cash bonus and long-term incentive compensation for one or more of our executive officers could be above or below this target range depending on the amounts earned under the performance-based awards.
Components of Fiscal 2023 Compensation
Each component of our compensation program is designed to help achieve our compensation objectives and to contribute to a compensation package that is competitive and appropriately rewards our executives for performance against annual and long-term performance objectives. Consistent with our pay-for-performance philosophy, our executive compensation program is generally structured so that a significant amount of each of our named executive officers’ compensation is variable compensation and “at risk” for non-payment if we fail, or the executive fails, to meet performance targets. Our annual performance-based bonuses and the RSA and Performance Unit awards under the 2021 LTI Program constitute variable compensation.
The table below sets forth details regarding the key components of our fiscal 2023 compensation program.
Component	Purpose
Salary	Attract, retain and motivate highly qualified executives.
Annual Performance-Based Bonuses	Provide a cash reward for contributing to the achievement of our short-term company objectives, and in certain cases, individual objectives.
Transition Bonuses
One-time cash awards in exceptional circumstances granted during fiscal 2021 and paid in stages through the end of fiscal 2023 that seek to retain key members of management in a highly competitive job market over multiple years in order to transition the Company from the pre-pandemic economy through the recovery.

LTI Program Awards	Focus the executive’s efforts on our long-term performance, encourage significant ownership of our common stock and assist in retention.
Other Benefits and Perquisites	Provide competitive levels of health and welfare protection and retirement and savings programs.

Salary. Our Compensation Committee establishes salaries on an annual basis taking into account the guideline benchmark range. In reviewing fiscal 2023 salaries for our named executive officers, our Compensation Committee reviewed advice from its independent compensation consultant regarding market practices and considered Mr. Duda’s recommendations for officers other than himself. The Compensation Committee also considered other relevant factors, including the individual performance, skills and experience of each executive, internal pay equity issues, executive retention, promotions, peer comparisons and the Company’s performance. After deliberation, the Compensation Committee increased base salaries as follows: Mr. Duda, 22%; Mr. Khoury, 10%; Mr. Tsoumas, 5%; Ms. Barry, 11%; and Ms. Vyverberg, 14%.
Annual Performance-Based Bonuses. Our Compensation Committee established fiscal 2023 annual performance-based cash bonus opportunities for our executive officers after considering the guideline benchmark target, the individual performance and experience of each executive, retention issues, internal pay equity and industry conditions. The Compensation Committee reviewed advice from FW Cook regarding market practices and considered Mr. Duda’s recommendations for officers other than himself. In setting the performance measures for each executive, our Compensation Committee considered, among other matters, the Company’s strategy, the fiscal 2023 operating budget and general economic conditions.
The performance levels for the pre-tax income measures were based on our fiscal 2023 operating budget. The performance levels for the new business bookings measures were established based on the probability of securing bookings for the projected annual business opportunities offered by our customers based on their product development cycles. The new business bookings performance levels are not established based on year-over-year growth as our opportunities are based on customer product development cycles which vary significantly from year to year.
After deliberation, the Compensation Committee set the target amount payable as a percentage of base salary as follows: Mr. Duda, 135% of salary; Mr. Khoury, 100% of salary, Mr. Tsoumas and Ms. Barry, 75% of salary; and Ms. Vyverberg, 66% of base salary. For all named executive officers, the threshold and maximum amounts payable were set at 50% and 200%, respectively, of the amount payable at the target level of performance, which aligns with competitive practice among our peer group. Seventy percent (70%) of each named executive officer’s target bonus is tied to achieving a pre-tax income measure for the Company. The remaining portion of the target bonus for each executive was based on new business bookings measures and/or personal goals.
Set forth below is an outline of the annual performance-based cash bonus awards for fiscal 2023.
Executive	Target Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Donald W. Duda	$1,289,250
(1) Achieve consolidated pre-tax income of $104.0 million (threshold), $130.0 million (target) and $156.0 million (maximum), with $451,238, $902,475 and $1,804,950 payable at threshold, target and maximum, respectively. The Company achieved consolidated pre-tax income below the threshold level of performance.

(2) Secure new business bookings with a minimum pre-tax margin. The performance levels for such new business were $223.2 million (threshold), $248.0 million (target) and $272.8 million (maximum), with $193,388, $386,775 and $773,550 payable at threshold, target and maximum, respectively. The Company booked $400.4 million for such new business and Mr. Duda earned the maximum amount payable.
			$773,550

Executive	Target Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Ronald L.G. Tsoumas	$357,000
(1) Achieve consolidated pre-tax income of $104.0 million (threshold), $130.0 million (target) and $156.0 million (maximum), with $124,950, $249,900 and $499,800 payable at threshold, target and maximum, respectively. The Company achieved consolidated pre-tax income below the threshold level of performance.

(2) Achieve at least one of the following objectives: (a) implement a global financial data analytics system, including a suite of relevant KPI metrics and enhanced dashboard analytics, to the satisfaction of the Chief Executive Officer and the Chair of the Audit Committee; and (b) improve the Company’s consolidated working capital position in fiscal 2023 (excluding any impact from acquisitions, divestitures or other non-recurring transactions) by a specified number of relative percentage basis points as determined by the Chief Executive Officer and the Chair of the Audit Committee. No bonus is earned if neither objective is achieved; the target bonus of $107,100 is earned if one of these objectives is achieved; and the maximum bonus of $214,200 is earned if both objectives are achieved. Mr. Tsoumas achieved both objectives and earned the maximum amount payable.
			$214,200
Joseph E. Khoury	$550,000
(1) Achieve consolidated pre-tax income of $104.0 million (threshold), $130.0 million (target) and $156.0 million (maximum), with $192,500, $385,000 and $770,000 payable at threshold, target and maximum, respectively. The Company achieved consolidated pre-tax income below the threshold level of performance.

(2) Secure new business bookings with a minimum pre-tax margin. The performance levels for such new business were $223.2 million (threshold), $248.0 million (target) and $272.8 million (maximum), with $82,500, $165,000 and $330,000 payable at threshold, target and maximum, respectively. The Company booked $400.4 million for such new business.
			$330,000

Executive	Target Bonus	Performance Measures and Amounts Payable*	Bonus Earned
Andrea J. Barry	$386,250
(1) Achieve consolidated pre-tax income of $104.0 million (threshold), $130.0 million (target) and $156.0 million (maximum), with $135,188, $270,375 and $540,750 payable at threshold, target and maximum, respectively. The Company achieved consolidated pre-tax income below the threshold level of performance.

(2) Ensure that sales/marketing are properly staffed and sales/performance goals are appropriately set in order to position the Company to secure new business bookings with a minimum pre-tax margin. The performance levels for such new business were $223.2 million (threshold), $248.0 million (target) and $272.8 million (maximum), with $28,969, $57,938 and $115,875 payable at threshold, target and maximum, respectively. The Company booked $400.4 million for such new business and Ms. Barry earned the maximum amount payable.

(3) Achieve at least one of the following objectives: (a) hire a new Vice President of Environmental, Health, Safety & Sustainability to advance the Company’s ESG program, and present to the Nominating and Governance Committee a multi-year ESG program roadmap to the satisfaction of the Chief Executive Officer; and (b) design and implement new Sales Compensation Plans where appropriate to the satisfaction of the Chief Executive Officer. No bonus is earned if neither objective is achieved; the target bonus of $57,938 is earned if one of these objectives is achieved; and the maximum bonus of $115,875 is earned if both objectives are achieved. Ms. Barry achieved both objectives and earned the maximum amount payable.
			$231,750
Kerry A. Vyverberg	$244,200
(1) Achieve consolidated pre-tax income of $104.0 million (threshold), $130.0 million (target) and $156.0 million (maximum), with $85,470, $170,940 and $341,880 payable at threshold, target and maximum, respectively. The Company achieved consolidated pre-tax income below the threshold level of performance.

(2) Achieve at least one of the following objectives: (a) undertake a review of firms retained as external legal counsel and update or prepare appropriate policies or guidelines to the satisfaction of the Chief Executive Officer and Chief Financial Officer; (b) research, select and implement a patent information system to the satisfaction of the Chief Executive Officer; (c) provide at least two director continuing education presentations to the Board and/or Board committee; and (d) provide legal support for stockholder adoption and implementation of the Company’s 2022 Omnibus Incentive Plan. No bonus if none of the objectives are achieved, threshold of $36,630 if one goal is achieved, a target bonus of $73,260 if two or more objectives are achieved, and a maximum of $146,520 if all objectives are achieved. Ms. Vyverberg achieved all objectives and earned the maximum amount payable.
			$146,520
*	Payouts are interpolated for performance falling between established performance objectives.

Payment to Mr. Khoury of the annual performance-based cash bonus for fiscal 2023 is being held in abeyance pending and subject to resolution of certain employment matters.
As we disclosed in our 2022 Proxy Statement, Mr. Tsoumas did not satisfy one of his individual objectives for fiscal 2022 related to the implementation of Phase II of the Enterprise Risk Management (ERM) Program. In June 2022, after considering the significant progress made on developing the ERM Program, the Compensation Committee agreed that the same amount would be earned if Phase II of the ERM Program was implemented by September 2022 to the satisfaction of the Chief Executive Officer and the Nominating and Governance Committee, Consequently, Mr. Tsoumas was paid $101,970 during fiscal 2023 upon achievement of that objective.
Transition Awards. In June 2020, after considering the need to retain management talent in a highly competitive job market in order to transition the Company from the pre-pandemic economy through the extended recovery under exceptional circumstances and to provide a bridge of unvested value for the period between the vesting of the 2015 LTI program awards and the adoption of the 2021 LTI Program, the Compensation Committee granted one-time transition awards to our named executive officers other than Ms. Vyverberg. The award is a cash opportunity equal to a multiple of the executive’s fiscal 2021 base salary as follows: Mr. Duda, 2.0 times; Mr.  Khoury, 1.75 times; and Mr. Tsoumas and Ms. Barry, 1.5 times. The Compensation Committee determined that a cash award was appropriate after considering the Company’s cash flow, potential dilution, share preservation, the Company’s robust stock ownership guidelines and current executive stock ownership levels and the hold-until-retirement restricted stock units held by certain members of senior management, including our Chief Executive Officer. Forty percent (40%) of the transition award was paid on April 30, 2022. The remaining sixty percent (60%) of the transition award was paid on April 29, 2023 to executives other than Mr. Khoury. Payment to Mr. Khoury of the remaining sixty percent (60%) of the transition award is being held in abeyance pending and subject to resolution of certain employment matters.
2021 LTI Program. In September 2020, our Compensation Committee adopted a five-year, long-term incentive program (the “2021 LTI Program”) which consists of performance-based restricted stock awards (“RSAs”), cash-based performance grants (“Performance Units”) and time-based restricted stock units (“RSUs”). The Compensation Committee granted awards under the 2021 LTI Program to Ms. Vyverberg in September 2022 in connection with her appointment as an executive officer. The number of RSAs and Performance Units earned will be based on the achievement of established goals for the Company’s earnings before net interest, taxes, fixed asset depreciation and intangible asset amortization (“EBITDA”) for fiscal 2025. The Performance Units represent an opportunity for the executives to receive a cash payment based on the price of our common stock only to the extent that fiscal 2025 EBITDA exceeds target performance for the RSAs. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of our common stock. The RSUs are subject to a five-year vesting period based on continued service.
After a comprehensive review of various design alternatives and market practices presented by the Compensation Committee’s independent executive compensation consultant, FW Cook, one of the critical determining factors the Compensation Committee considered in granting another five-year, long-term incentive program was the performance of the two prior five-year, long-term incentive programs which concluded as of the end of fiscal 2015 and fiscal 2020, respectively. Consistent with our prior five-year programs, the Compensation Committee intends these RSAs, Performance Units and RSUs to be the only equity-based awards made to our executive officers during this new five-year period which ends on May 3, 2025, i.e., fiscal 2021 through fiscal 2025.
After careful consideration, the Compensation Committee determined that another five-year program was appropriate after reviewing our stockholders’ strong say-on-pay support of the prior programs, the success of the prior programs, as well as the lengthy sales and product development cycles and significant upfront capital requirements for many of the Company’s products. The Compensation Committee considered the potential risks of the 2021 LTI Program and concluded that it does not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believed the longer term would focus our executive officers on the Company’s strategic long-term objectives, including the EV market, retain our top executive talent over the period in a highly competitive job market, and foster long-term strategic consistency, teamwork and collaboration among our executive officers. See “Say-on-Pay Vote and Stockholder Engagement on Compensation Matters” above for information on the feedback we have received on the use of five-year plans and performance metrics, and the Compensation Committee’s plans to incorporate this feedback into the structure of new long-term incentive plans upon the expiration of the 2021 LTI Program.

The Compensation Committee believes the mix of 50% performance-based and 50% time-based awards at target performance supports the Company’s operating performance and retention objectives and is consistent with market practice. The Performance Units represent an opportunity for the executives to receive a cash payment based on the price of our common stock only to the extent that the Company’s fiscal 2025 EBITDA exceeds target performance for the RSAs in order to provide an additional stretch goal for outperformance. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of our common stock.
The Compensation Committee applied EBITDA, as adjusted, as the performance metric for the RSAs and the Performance Units because it is one of the primary operating metrics tracked by the Company and its stockholders. The target EBITDA performance goal set forth below aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for the five-year program period. Additionally, the inclusion of EBITDA from accretive acquisitions is in line with the Company’s plans to grow organically and inorganically over the period. The adjustments to EBITDA for acquisitions and divestitures were designed to mitigate unintended windfalls to management for non-accretive acquisitions and to safeguard management from unintended penalties for stockholder-friendly divestitures that negatively impact the fiscal 2025 performance results. For an acquisition to qualify as accretive in fiscal 2025, the EBITDA of the acquired business must exceed the interest expense for the related debt and the net impact on earnings per share must be positive.
In general, the Compensation Committee targeted the 2021 LTI Program awards within the median range of competitive practice, as annualized over the five-year program period. In making these benchmarking determinations, the Compensation Committee assumed that each executive would achieve the target level of performance under the RSAs and included one-fifth of the market value of the RSA shares and RSUs in these comparative calculations. In determining the size of the award to each of our executive officers, the Compensation Committee also considered other relevant factors, including the individual performance and experience of each executive, internal pay equity and consistency issues, expected future contributions of each executive and historical compensation levels. For Mr. Duda, the Compensation Committee considered his longevity and extensive service to the Company as our Chief Executive Officer and his significant accomplishments.
The table below sets forth details regarding the target awards to the named executive officers. Consistent with our prior five-year programs, the Compensation Committee intends the RSAs, RSUs and Performance Units to be the only equity-based awards made to our executive officers during the five-year period which ends on May 3, 2025, i.e., fiscal 2021 through fiscal 2025.
Executive	Number of Shares		Grant Date Market Value
	Target RSAs	RSUs	Target RSAs*	RSUs
Donald W. Duda	375,000	375,000	$10,605,000	$10,605,000
Ronald L.G. Tsoumas	75,500	75,500	$2,135,140	$2,135,140
Joseph E. Khoury	144,000	144,000	$4,072,320	$4,072,320
Andrea J. Barry	52,500	52,500	$1,484,700	$1,484,700
Kerry A. Vyverberg	12,098	12,098	$464,684	$464,684
*
In accordance with the accounting and SEC disclosure rules, the “Stock Awards” column of the Summary Compensation Table does not include any value attributable to the RSAs. For financial statement reporting purposes and based on the accounting rules, the Company will not record an expense for the RSAs until the Company determines with sufficient certainty that at least the threshold level of performance for fiscal 2025 EBITDA will be achieved. As noted above, the fiscal 2025 EBITDA target performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for organic and inorganic growth during the five-year program period and includes EBITDA from accretive acquisitions.

The table below sets forth details regarding the awards to the named executive officers for above-target performance.
Executive	Maximum Number of Performance Units*
Donald W. Duda	187,500
Ronald L.G. Tsoumas	37,750
Joseph E. Khoury	72,000
Andrea J. Barry	26,250
Kerry A. Vyverberg	6,049
*	Only earned in the event the Company’s fiscal 2025 EBITDA exceeds the RSA target performance goal.

RSAs. The RSAs may be earned based on the Company’s fiscal 2025 performance relative to established goals for threshold and target performance. The executives will not earn any shares of RSAs if threshold performance is not met. Performance will be based on Methode’s EBITDA for fiscal 2025, subject to certain adjustments, including adjustments for non-accretive acquisitions and divestitures.
The performance goals and corresponding percentages of RSAs eligible to be earned by these executives are set forth below. The target EBITDA performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for the five-year program period.
Performance Goal	Fiscal 2025 EBITDA, As Adjusted	Percentage of RSAs Earned*
Threshold Performance	$270 million	50%
Target Performance	$300 million	100%
*	Payouts are interpolated for performance falling between the threshold and target performance measures.
Dividends will not be paid on the RSAs until the shares have been earned. At such time, the executives will be entitled to a dividend equivalent payment based on the dividends declared during the restricted period and the number of shares earned.
In the event of an executive’s death or disability, the executive will earn all the RSA shares. In general, in the event of an executive’s qualified retirement, the executive will be eligible to earn a prorated number of RSA shares based on the number of months elapsed since May 2, 2020 (April 30, 2022 for Ms. Vyverberg), and the Company’s fiscal 2025 EBITDA. If Mr. Duda retires after fiscal 2023, he will remain eligible to earn all the
RSA shares subject to the EBITDA achieved in fiscal 2025. In the event Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated without cause (as defined in the Company’s 2014 Long-Term Incentive Plan), the executive will be eligible to earn a prorated number of RSA shares based on the number of months elapsed since May 2, 2020, and the EBITDA achieved in fiscal 2025.
In the event of a change of control of the Company in which either (i) the successor company does not assume or replace the RSAs or (ii) the successor company assumes or replaces the RSAs, and the executive is terminated without cause or resigns for good reason within the next two years, the executive will earn a prorated number of RSA shares. The proration for Messrs. Duda and Martin will be based on the number of months elapsed since the start of fiscal 2021. The proration for Ms. Vyverberg will be based on the number of months elapsed since the start of fiscal 2023. For Messrs. Tsoumas and Khoury and Ms. Barry, if the change of control or termination occurs in fiscal 2023, the proration will be based on the number of months elapsed since the start of fiscal 2021 and if it occurs in fiscal 2024 or 2025, the proration will be 100%.
In the event an executive enters into any of certain enumerated prohibited activities, all of such executive’s RSAs unvested at the time of such activity are subject to forfeiture.
In accordance with the accounting and SEC disclosure rules, the “Stock Awards” column of the Summary Compensation Table does not include any value attributable to the RSAs for fiscal 2021, the year in which they were granted. For financial statement reporting purposes and based on the accounting rules, the Company will not record an expense for the RSAs until the Company determines with sufficient certainty that at least the threshold level of performance for fiscal 2025 EBITDA will be achieved. As noted above, the fiscal 2025 EBITDA target performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for organic and inorganic growth during the five-year program period and includes EBITDA from accretive acquisitions.
Performance Units. If the Company’s fiscal 2025 EBITDA exceeds target performance, the executives will be eligible to earn Performance Units based on performance relative to goals for target and maximum performance. The performance goals and corresponding percentages of Performance Units eligible to be earned by the executives are set forth below. The target EBITDA performance goal aligns with the Company’s targeted EBITDA compound annual growth rate of approximately 8% for the five-year program period.
Performance Goal	Fiscal 2025 EBITDA, As Adjusted	Percentage of Performance Units Earned*
Target Performance	$300 million	0%
Maximum Performance	$330 million	100%
*	Payouts are interpolated for performance falling between the target and maximum performance measures.

The Performance Units will be settled and paid in cash based on the number of Performance Units earned and the price of the Company’s common stock at that time. At the discretion of the Compensation Committee, the Performance Units may be settled in shares of the Company’s common stock instead of cash.
Dividend equivalents will not be paid on any Performance Units settled in cash. If the Performance Units are settled in common stock, then the executives will be entitled to a dividend equivalent payment based on the dividends declared during the period between the date of the Committee’s decision to settle the Performance Units in common stock and the end of the restricted period, and the number of Performance Units earned. Dividend equivalents will not be paid on any Performance Units that are not earned.
In the event of an executive’s death or disability, or a change in control of the Company, all the Performance Units will be forfeited to the Company. In general, in the event of an executive’s qualified retirement, the executive will be eligible to earn a prorated number of Performance Units based on the number of months elapsed since the start of fiscal 2021 (fiscal 2023 for Ms. Vyverberg) and the Company’s fiscal 2025 EBITDA. If Mr. Duda retires after fiscal 2023, he will be eligible to earn all the Performance Units subject to the fiscal 2025 EBITDA achieved. In the event Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated without cause, the executive will be eligible to earn a prorated number of Performance Units based on the number of months elapsed since the start of fiscal 2021, and the fiscal 2025 EBITDA achieved.
In the event an executive enters into any of certain enumerated prohibited activities, all of such executive’s Performance Units unearned at the time of such activity are subject to forfeiture.
Time-Based RSUs. The RSUs are subject to a five-year vesting period based on continued service. The vesting schedule for the named executive officers other than Ms. Vyverberg is as follows: thirty percent (30%) of the RSUs on April 29, 2023, thirty percent (30%) of the RSUs at the end of fiscal 2024 and forty percent (40%) of the RSUs at the end of fiscal 2025. For Ms. Vyverberg, thirty percent (30%) of the RSUs will vest at the end of fiscal 2025 and fiscal 2026 and forty percent (40%) will vest at the end of fiscal 2027. Dividend equivalents will not be paid on the RSUs until the units have vested. At such time, the executives will be entitled to a dividend equivalent payment based on the dividends declared during the vesting period and the number of vested RSUs. Payment to Mr. Khoury of any shares of the Company’s common stock and associated dividends under the terms of the time-based RSUs for fiscal 2023 is being held in abeyance pending and subject to resolution of certain employment matters.
In the event of an executive’s death or disability, all unvested RSUs will become immediately and fully vested. In general, in the event of an executive’s qualified retirement, a prorated number of RSUs will vest based on the months elapsed since the start of fiscal 2021 (fiscal 2023 for Ms. Vyverberg). If Mr. Duda retires after fiscal 2023, all unvested RSUs will immediately vest. In the event Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated without cause, the executive will earn a prorated number of RSUs based on the number of months elapsed since the start of fiscal 2021.
In the event of a change of control of the Company in which either (i) the successor company does not assume or replace the RSUs or (ii) the successor company assumes or replaces the RSUs and then the executive is terminated without cause or resigns for good reason within two years, all unvested RSUs will become immediately and fully vested.
In the event an executive enters into any of certain enumerated prohibited activities, all of such executive’s RSUs unvested at the time of such activity are subject to forfeiture.
Other Benefits and Perquisites. Our U.S.-based executive officers are eligible to participate in all our employee benefit plans, such as medical, dental, vision, group life, disability and, as applicable, our 401(k) savings plan (with a company contribution equal to three percent (3%) of salary, subject to certain limitations), in each case, on the same basis as our other employees. Our U.S.-based executive officers are provided deferred compensation opportunities through a non-qualified Deferred Compensation Plan. We have never contributed any amounts to the Deferred Compensation Plan on behalf of any of the named executive officers. For a description of the Deferred Compensation Plan, please see “Executive Compensation — Nonqualified Deferred Compensation,” below. In addition, a few perquisites are provided to the named executive officers. Perquisites may include a company car allowance, professional association dues and provision for an annual physical exam. In support of the extended visits to our key international facilities, Mr. Khoury is provided the use of Company owned or leased condominiums or apartments in Chicago, Illinois, Mriehel, Malta and Southfield, Michigan.

Change of Control Arrangements. We have entered into change of control agreements with all of our named executive officers that provide certain benefits upon termination in connection with a change of control event. These change of control agreements are designed to promote stability and continuity of senior management if a change of control event were to occur, both of which are in the best interest of the Company and our stockholders. These executives are not entitled to a gross-up payment for excise taxes under our change of control agreements. In addition, our change of control agreements are “double trigger” whereby these executives are only entitled to a severance payment if an executive is terminated without cause, or the executive terminates for good reason after a change of control. Our change of control provisions for these named executive officers are summarized below under “Executive Compensation − Potential Payments Upon Termination or Change of Control.”

COMPENSATION COMMITTEE REPORT
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE
Bruce K. Crowther (Chair)
Walter J. Aspatore
David P. Blom
Brian J. Cadwallader

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth certain summary information regarding the compensation awarded to, earned by or paid by us to, or for the account of, our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers (the “named executive officers”) for the three fiscal years ended April 29, 2023.
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Donald W. Duda President and Chief Executive Officer	2023	955,000	942,000	—	773,550	417,536	3,088,086
	2022	782,800	628,000	—	634,068	252,908	2,297,776
	2021	725,596	—	10,605,000	1,565,600	435,358	13,331,554
Ronald L.G. Tsoumas, Chief Financial Officer	2023	475,860	473,970	—	214,200	73,846	1,237,846
	2022	453,200	248,000	—	101,970	40,254	843,424
	2021	381,893	—	2,135,140	543,840	77,161	3,138,034
Joseph E. Khoury Chief Operating Officer	2023	550,211	483,000	—	330,000	196,071	1,559,282
	2022	500,192	322,000	—	300,115	107,049	1,229,356
	2021	425,507	—	4,072,320	690,000	155,227	5,343,054
Andrea J. Barry Chief Administrative Officer	2023	515,000	276,000	—	231,750	39,380	1,062,130
	2022	431,346	184,000	—	209,250	10,373	834,969
	2021	283,639	—	1,484,700	403,920	20,819	2,193,078
Kerry A. Vyverberg, General Counsel	2023	370,000	—	464,684	146,520	12,247	993,452
(1)
The base salaries for our named executive officers as of the end of fiscal 2023 were as follows: Mr. Duda, $955,000; Mr. Tsoumas, $475,860; Mr. Khoury, $550,211; Ms. Barry, $515,000; and Ms. Vyverberg, $370,000. For fiscal 2021, the amounts reflect a 53-week fiscal year and a 20% base salary reduction in connection with cost-cutting measures related to the COVID-19 pandemic.

(2)
Amounts reflect payments made under the Transition Awards. Additional details regarding the Transition Awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2023 Compensation – Transition Awards.” Payment to Mr. Khoury of the fiscal 2023 portion of the transition award is being held in abeyance pending and subject to resolution of certain employment matters. Mr. Khoury was placed on leave from his position as Chief Operating Officer of the Company as of July 10, 2023. For Mr. Tsoumas, also includes $101,970 paid in connection with achieving a performance measure under his fiscal 2022 annual performance-based bonus award in fiscal 2023 as described under “Compensation Discussion and Analysis – Components of Fiscal 2023 Compensation – Annual Performance Based Bonuses.

(3)
Amounts include the grant date fair value of the RSA and RSU awards under the 2021 LTI Program determined in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). Details of the assumptions used in valuing the awards are set forth in the footnotes to our audited financial statements included in our Annual Report on Form 10-K. The RSUs are generally subject to a five-year vesting period based on continued service. For the named executive officers other than Ms. Vyverberg the vesting schedule is as follows: 30% of the RSUs at the end of fiscal 2023, 30% of the RSUS at the end of fiscal 2024 and 40% of the RSUs at the end of fiscal 2025. For Ms. Vyverberg, the RSUs are generally subject to a five-year vesting period based on continued service, with 30% vesting at the end of fiscal 2025, 30% vesting at the end of fiscal 2026 and 40% vesting at the end of fiscal 2027. Payment to Mr. Khoury of any shares of the Company’s common stock and associated dividends under the terms of the time-based RSUs for fiscal 2023 is being held in abeyance pending and subject to resolution of certain employment matters. The RSAs are eligible for vesting based on fiscal 2025 EBITDA, as adjusted, relative to established goals for threshold and target performance. In accordance with the SEC disclosure rules, the aggregate grant date fair value of the RSAs has been determined based on the probable satisfaction of the fiscal 2025 EBITDA performance conditions at the date of grant. In accordance with ASC 718, the grant date fair value of the RSAs was zero because the Company will not record an expense for the RSAs until the Company determines with sufficient certainty that at least the threshold level of performance for fiscal 2025 EBITDA will be achieved. The aggregate grant date fair value of the RSAs if they were to vest at the target level of performance would have been as follows for fiscal 2021: Mr. Duda, $10,605,000; Mr. Tsoumas, $2,135,140; Mr. Khoury, $4,072,320; Ms. Barry, $1,484,700; and Ms. Vyverberg, $464,684. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2023 Compensation – 2021 LTI Program.”

(4)
Amounts reflect annual performance-based cash bonuses for fiscal 2023. Payment to Mr. Khoury of the annual performance-based cash bonus for fiscal 2023 is being held in abeyance pending and subject to resolution of certain employment matters. Mr. Khoury was placed on leave from his position as Chief Operating Officer of the Company as of July 10, 2023. Additional details regarding these bonus awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2023 Compensation – Annual Performance-Based Bonuses.”

(5)	Amounts included in All Other Compensation reflect the following for fiscal 2023:
Executive	Vested RSU Dividend Equivalents ($)	401(k) Contribution ($)	Life Insurance ($)	Car Allowance ($)
Mr. Duda	395,556	9,900	2,126	9,600
Mr. Tsoumas	56,363	9,900	1,584	6,000
Mr. Khoury	113,040	0	0	28,013
Ms. Barry	22,838	9,900	1,584	0
Ms. Vyverberg	1,195	9,900	552	0
For Mr. Khoury, All Other Compensation also includes the aggregate incremental cost to the Company of $54,481 for use of Company-owned condominiums in Chicago, Illinois and Mriehel, Malta and a Company-leased apartment in Southfield, Michigan. The incremental cost includes the rental or condominium maintenance costs and expenses for the property, as applicable. For Ms. Barry, All Other Compensation also includes $5,058 for personal use of the Company’s aircraft. The value was determined using “Flight by Flight-hours” methodology.
Grants of Plan-Based Awards
The following table sets forth certain information regarding grants of plan-based awards to the named executive officers during the fiscal year ended April 29, 2023.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald W. Duda	7/7/2022(1)	644,626	1,289,250	2,578,500	—	—	—	—	—
Ronald L.G. Tsoumas	7/7/2022(1)	178,500	357,000	714,000	—	—	—	—	—
Joseph E. Khoury	7/7/2022(1)	275,000	550,000	1,100,000	—	—	—	—	—
Andrea J. Barry	7/7/2022(1)	193,125	386,250	772,500	—	—	—	—	—
Kerry A. Vyverberg	9/14/2022(2)	—	—	—	6,049	12,098	12,098	—	—
	9/14/2022(3)	—	—	232,342	—	—	—	—	—
	9/14/2022(4)	—	—	—	—	—	—	12,098	464,684
	7/7/2022(1)	122,000	244,200	488,400	—	—	—	—	—
(1)
Reflects the annual performance-based cash bonus awards. Amounts earned in fiscal 2023 by the executive officers under this award are reported in the column titled “Non-Equity Incentive Plan Compensation-Annual Bonus” in the “Summary Compensation Table.” Additional details regarding these bonus awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2023 Compensation – Annual Performance-Based Bonuses.”

(2)
Reflects performance-based RSAs awarded under the 2021 LTI Program. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2023 Compensation – 2021 LTI Program.”

(3)
Reflects Performance Units awarded under the 2021 LTI Program. Amounts shown have been determined based on the closing price for the Company’s common stock on the grant date, or if no trading occurred on such date, the closing price on the following date. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2023 Compensation – 2021 LTI Program.”

(4)
Reflects time-based RSUs awarded under the 2021 LTI Program. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2023 Compensation – 2021 LTI Program.”

(5)
Amount shown includes the grant date fair value of the RSA and RSU awards made in fiscal 2023 under the 2021 LTI Program determined in accordance with ASC 718. Details of the assumptions used in valuing the awards are set forth in the footnotes to our audited financial statements included in our Annual Report on Form 10-K for such fiscal year. In accordance with the SEC disclosure rules, the aggregate grant date fair value of the RSAs has been determined based on the probable satisfaction of the fiscal 2025 EBITDA performance conditions at the date of grant. In accordance with ASC 718, the grant date fair value of the RSAs is zero because the satisfaction of the required performance condition was not deemed probable as of the grant date.

As discussed in the Compensation Discussion and Analysis, during fiscal 2023, each of the named executive officers was awarded an annual performance-based cash bonus opportunity. The target amount payable was set at 135% of base salary for Mr. Duda, 100% for Mr. Khoury, 75% for Mr. Tsoumas and Ms. Barry, and 66% for Ms. Vyverberg. The threshold and maximum amounts payable were set at 50% and 200%, respectively, of the amount payable at the target level of performance. The annual performance measures included a pre-tax income measure, new business bookings and individual performance objectives. The amounts paid to the named executive officers pursuant to these awards are included in the Summary Compensation Table under the column captioned “Non-Equity Incentive Plan Compensation.” Please see “Components of Fiscal 2023 Compensation – Annual Performance-Based Bonuses” in the Compensation Discussion and Analysis above for further information regarding these awards.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth certain information regarding the outstanding equity awards of the named executive officers at April 29, 2023.
	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Share of Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Numbers of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($)(4)
Donald W. Duda	—	—	—	—	262,500(2)	10,759,875	375,000	15,371,250
Ronald L.G. Tsoumas	8,000	0	37.01	7/7/2024	52,850(2)	2,166,322	75,500	3,094,745
Joseph E. Khoury	12,000	0	37.01	7/7/2024	100,800(2)	4,131,792	144,000	5,902,560
Andrea J. Barry	—	—	—	—	36,750(2)	1,506,383	52,500	2,151,975
Kerry A. Vyverberg	—	—	—	—	13,165(3)	539,634	12,098	495,897
(1)	These options were granted in July 2014. One-third of these options vested on each of the first, second and third anniversaries of the grant date.
(2)
These RSUs represent the unvested potion of RSUs granted in fiscal 2021, with approximately 43% vesting at the end of fiscal 2024 and approximately 57% vesting at the end of fiscal 2025, subject to continued service conditions. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2023 Compensation – 2021 LTI Program.”

(3)
Includes 1,067 unvested RSUs granted in fiscal 2021 (the “Fiscal 2021 RSUs”) and 12,098 unvested RSUs granted in fiscal 2023 (the “Fiscal 2023 RSUs”). The Fiscal 2021 RSUs are subject to a three-year vesting period based on continued service and will vest at the end of fiscal 2024. The Fiscal 2023 RSUs are generally subject to a five-year vesting period based on continued service, with 30% vesting at the end of fiscal 2025 and fiscal 2026 and 40% vesting at the end of fiscal 2027.

(4)	Calculated based on the closing price of the Company’s common stock on April 28, 2023 of $40.99 per share.
(5)
These RSAs are eligible for vesting based on fiscal 2025 EBITDA, as adjusted, relative to established goals for threshold and target performance Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2023 Compensation – 2021 LTI Program.” Amounts reflect the number of shares earned at target performance. The number of shares earned at threshold performance are as follows: Mr. Duda, 187,500; Mr. Tsoumas, 37,750; Mr. Khoury, 72,000; Ms. Barry, 26,250; and Ms. Vyverberg, 6,049.

Option Exercises and Stock Vested
The following table sets forth certain information regarding the exercise of options and the vesting of restricted stock units during fiscal 2023.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Donald W. Duda	40,000	405,995	112,500	4,611,375
Ronald L.G. Tsoumas	—	—	22,650	928,424
Joseph E. Khoury	—	—	43,200	1,770,768
Andrea J. Barry	—	—	15,750	645,593
Kerry A. Vyverberg	—	—	1,067	43,736
(1)	These options were granted in July 2014.
(2)	Calculated based on market value of Methode’s common stock at the time of exercise, minus the exercise cost.
(3)
Reflects the portion of time-based RSUs awarded pursuant to our 2021 LTI Program that vested on April 29, 2023. Payment to Mr. Khoury of any shares of the Company’s common stock and any associated dividends is being held in abeyance pending and subject to resolution of certain employment matters. Mr. Khoury was placed on leave from his position as Chief Operating Officer of the Company as of July 10, 2023. Additional details regarding these awards are set forth in “Compensation Discussion and Analysis – Components of Fiscal 2022 Compensation – 2021 LTI Program.”

(4)	Calculated based on the closing price of Methode’s common stock on April 28, 2023 of $40.99 per share.
Nonqualified Deferred Compensation
The following table sets forth certain information regarding deferred compensation with respect to the named executive officers for fiscal 2023.
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)
Donald W. Duda	0	0	909	0	33,406
Ronald L.G. Tsoumas	152,955	0	41,946	0	1,568,844
Joseph E. Khoury	0	0	0	0	0
Andrea J. Barry	332,843	0	−85	0	1,124,022
Kerry A. Vyverberg	0	0	0	0	0
(1)
All executive contributions were reported as compensation in the “Summary Compensation Table” under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns, depending on the source of the executive contribution.

(2)	Reflects distributions in accordance with the terms of each executive’s deferral election.
The Methode Electronics, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) allows a select group of management and highly compensated employees to defer up to 75% of their annual base salary and/or 100% of their annual bonus, with an aggregate minimum deferral of $3,000. Directors are allowed to defer up to 100% of their director compensation paid in cash or shares of Common Stock. The minimum period of deferral is three years. Participants are immediately 100% vested.
In addition to directed deferrals, we may make contributions to the Deferred Compensation Plan to make up for limits applicable under our qualified plans and may make additional discretionary contributions as well. Participants vest in company contributions in accordance with the schedule set forth in the applicable agreement or plan governing such contributions. We made no contributions to the Deferred Compensation Plan in fiscal 2023.
Participants may elect from a list of certain mutual funds to determine any amounts credited or debited from their accounts, although we are under no obligation to invest the deferred amounts in any specified fund. This list is made available to all participants and account balances are credited or debited based on the current market rates for these funds. Participants may reallocate account balances and/or future deferrals daily.
Participants are entitled to receive a distribution from their account balances at the earlier of the end of the elected deferral period or retirement, disability, termination of employment or a change of control. Accounts are distributed in a lump sum or, in certain circumstances, in installments over a period of up to 15 years. Participants can also petition the Compensation Committee to receive a full or partial payout from the Deferred Compensation Plan in the event of an unforeseeable financial emergency.
Potential Payments Upon Termination or Change of Control
In the event our named executive officers are terminated or Methode undergoes a change of control, our named executive officers are entitled to certain payments under their change of control agreements and certain other benefit plans.
All of our named executive officers are parties to change of control agreements with the Company. Pursuant to these change of control agreements, if within two years of a change of control or during a period pending a change of control, we terminate the executive’s employment without good cause or the executive voluntarily terminates his or her employment for good reason, the executive is entitled to the following:
•	a lump sum payment in an amount equal to a multiple of the executive’s base salary (three times for Mr. Duda, two times for Mr. Tsoumas, Mr. Khoury and Ms. Barry, and one times for Ms. Vyverberg);
•
a lump sum payment equal to a multiple (three times for Mr. Duda, two times for Mr. Tsoumas, Mr. Khoury and Ms. Barry, and one times for Ms. Vyverberg) of the executive’s target bonus amount for the fiscal year in which the termination occurs; and

•
continued participation in our welfare benefit plans for three years for Mr. Duda, two years for Mr. Tsoumas, Mr. Khoury and Ms. Barry, and one year for Ms. Vyverberg, or until the executive becomes covered under other welfare benefit plans providing substantially similar benefits.

Additionally, in the event of a change of control or the executive’s death, disability, qualified retirement, or termination without cause, all our named executive officers are entitled to certain payments under the 2021 LTI Program and the annual performance-based bonus awards.
The following table summarizes compensation payable to our named executive officers upon these various scenarios. The amounts payable under the “Change in Control” column are due if (i) the successor company does not assume the awards or (ii) the successor company assumes the awards and then the executive is terminated without cause or resigns for good reason. In each scenario in which the RSA shares and/or the RSUs vest, the executive is entitled to a payment based on the dividends declared during the vesting period and the number of shares or units vested.
Scenario
Type of Award	Change in Control	Death or Disability	Termination Without Cause	Retirement(1)
Annual Performance-Based Bonus	The target bonus is paid.	The target bonus is paid.	No bonus is paid.	A prorated bonus is paid based on the retirement date and year-end performance.
Restricted Stock Units (“RSUs”)	All RSUs are fully vested.	All RSUs are fully vested.	If Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated, a prorated number of RSUs will vest based on the number of months elapsed since the start of fiscal 2021.
A prorated number of RSUs will vest based on the months elapsed since the start of fiscal 2021 (fiscal 2023 for Ms. Vyverberg). If Mr. Duda retires after the end of fiscal 2023, all his RSUs will fully vest.

Scenario
Type of Award	Change in Control	Death or Disability	Termination Without Cause	Retirement(1)
Performance-Based Restricted Stock Awards (“RSAs”)
A prorated number of RSA shares will vest.

For Mr. Duda, the proration will be based on the number of months elapsed since the start of fiscal 2021. For Ms. Vyverberg, the proration will be based on the number of months elapsed since the start of fiscal 2023.

For Messrs. Tsoumas and Khoury and Ms. Barry, (A) if the termination occurs in fiscal 2023, the proration will be based on the number of months elapsed since the start of fiscal 2021; and (B) if the termination occurs in fiscal 2024 or 2025, all RSA shares will fully vest.
All RSA shares are fully vested.
If Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated without cause, a prorated number of RSA shares will be eligible for vesting based on the number of months elapsed since the start of fiscal 2021.

The number of RSA shares to vest will depend on the Company’s fiscal 2025 EBITDA.

A prorated number of RSA shares will be eligible for vesting based on the number of months elapsed since the start of fiscal 2021.

If Mr. Duda retires after fiscal 2023, all his RSA shares will be eligible for vesting.

The number of RSA shares to vest will depend on the Company’s fiscal 2025 EBITDA.

Performance Units	All the Performance Units are forfeited to the Company.	All the Performance Units are forfeited to the Company.
If Messrs. Duda, Tsoumas or Khoury or Ms. Barry are terminated without cause, a prorated number of Performance Units will be eligible to be earned based on the number of months elapsed since the start of fiscal 2021.

The number of Performance Units to be earned will depend on the Company’s fiscal 2025 EBITDA.

A prorated number of Performance Units will be eligible to be earned based on the number of months elapsed since the start of fiscal 2021 (fiscal 2023 for Ms. Vyverberg).

If Mr. Duda retires after fiscal 2023, all his Performance Units will be eligible to be earned.

The number of Performance Units to be earned will depend on the Company’s fiscal 2025 EBITDA.

(1)
An executive’s qualified retirement occurs at or after age 65, or after age 55 with our consent. Mr. Duda is 68 years old. All our other named executive officers other than Ms. Vyverberg are between 55 and 65 years old.

The following table shows the potential amounts payable to our named executive officers upon termination or a change of control of Methode. The amounts shown assume that such termination or change of control was effective as of April 28, 2023, the last trading day of our 2023 fiscal year, and reflect the price of our common stock on such date ($40.99). The table below does not reflect amounts payable pursuant to plans or arrangements that are available generally to salaried employees. In addition, the table does not reflect the distribution of account balances in our Deferred Compensation Plan or the delivery of common stock underlying vested restricted stock units.
Name	Termination Scenario (On 4/28/2023)	Salary and Bonus Severance ($)	Annual Performance -Based Bonus ($)	Vesting of RSUs ($)(1)	Vesting of RSAs ($)(1)(2)	Vesting of Performance Units ($)(2)	Health and Welfare Benefits ($)(3)
Mr. Duda	Upon Change of Control(4)	—	1,289,250	15,967,500	9,580,500	—	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control(5)	5,443,500	—	—	—	—	53,490
	Death or Disability	—	1,289,250	15,967,500	15,967,500	—	—
	Qualified Retirement	—	1,289,250	15,967,500	9,580,500(6)	0	—
	Termination Without Cause	—	—	0	0	0	—
Mr. Tsoumas	Upon Change of Control(4)	—	357,000	1,350,512	1,928,874	—	—
	Resignation for Good Reason/Termination Without Cause Following Change of Control(5)	1,309,000	—	—	—	—	35,660
	Death or Disability	—	357,000	1,350,512	3,214,790	—	—
	Qualified Retirement	—	357,000	1,350,512	1,928,874(6)	0	—
	Termination Without Cause	—	—	0	0	0	—
Mr. Khoury	Upon Change of Control(4)	—	550,000	2,575,238	3,678,912	—	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(5)	1,650,000	—	—	—	—	—
	Death or Disability	—	550,000	2,575,238	6,131,520	—	—
	Qualified Retirement	—	550,000	2,575,238	3,678,912(6)	0	—
	Termination Without Cause	—	—	0	0	0	—
Ms. Barry	Upon Change of Control(4)	—	386,250	938,889	1,341,270	—	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(5)	1,416,250	—	—	—	—	52,574
	Death or Disability	—	386,250	938,889	2,235,450	—	—
	Qualified Retirement	—	386,250	938,889	1,341,270(6)	0	—
	Termination Without Cause	—	—	0	0	0	—
Ms. Vyverberg	Upon Change of Control(4)	—	244,200	100,534	167,577	—	—
	Resignation for Good Reason/ Termination Without Cause Following Change of Control(5)	619,200	—	—	—	—	26,287
	Death, Disability	—	244,200	100,534	502,672	—	—
	Qualified Retirement	—	244,200	100,534	167,577(6)	0	—
	Termination Without Cause	—	—	—	—	—	—
(1)	Amounts include an amount equal to the cash dividends declared during the period from the date of grant thru April 29, 2023, multiplied by the number of shares or units vested.
(2)
For purposes of this table, we have assumed that the target performance level will be achieved with respect to the RSAs and the Performance Units and that our Compensation Committee has elected to accelerate all awards subject to the discretion of the Compensation Committee.

(3)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the executive under our health and welfare benefit plans.
(4)	Assumes the successor company does not assume the annual bonus awards, RSUs or RSAs.
(5)	These amounts are in addition to amounts payable under the preceding row “Upon Change of Control.”
(6)	Assumes the target level of performance is achieved.

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees to the annual total compensation of our Chief Executive Officer, Donald W. Duda.
To calculate the pay ratio, we identified the median employee based on our employee population as of February 1, 2021, which was approximately 7,200 employees in the United States, Mexico, Malta, China, Egypt, India, Belgium, Canada, the United Kingdom, Germany, Italy, Lebanon, the Netherlands, Switzerland, Singapore, France and Taiwan. For purposes of identifying the median employee, we considered annual base salary as of February 1, 2021, plus overtime, allowances and short-term incentive compensation for the trailing twelve months, each as reported in our payroll records and adjusted to US dollars. We did not make any cost-of-living adjustments to the pay of employees living in different jurisdictions than our CEO, but we did include certain adjustments for the annualization of pay for employees who were employed for only part of the period.
Based on this analysis, in 2021 we determined that our median employee was a quality assistant operator located in Monterrey, Mexico. We have determined that there has been no change in our employee population or employee compensation arrangements that we believe would significantly affect our pay ratio disclosure. As such, we are using the same methodology and median employee in our pay ratio calculation for 2023 as we used in our 2021 and 2022 proxy statements.
For fiscal 2023, the median of the annual total compensation of all our employees (other than Mr. Duda) was $10,841. Our median annual total compensation reflects that the bulk of our employees are in countries that have much lower prevailing wages than the United States.
Mr. Duda’s annual total compensation, as reported in the Summary Compensation Table, was $3,087,732. Mr. Duda’s total compensation for fiscal 2023 did not include any value attributable to the fiscal 2021 equity awards under our five-year long-term incentive program (“2021 LTI Program”). As discussed above in “Compensation Discussion and Analysis – Components of Fiscal 2022 Compensation – 2021 LTI Program,” the Compensation Committee generally targeted the 2021 LTI Program equity awards within the median range of competitive practice, as annualized over the five-year program period. Consistent with our prior five-year programs, the Compensation Committee intends the awards under the 2021 LTI Program to be the only equity-based awards made to our CEO during this five-year period.
The pay ratio between our CEO and median employee is 285 to 1, which is lower than fiscal 2021 as a result of the equity award granted to Mr. Duda under the award cycle under our 2021 LTI Program where equity awards are granted to the CEO once every five years. The pay ratio between our CEO and median employee in fiscal 2021 was 1,770 to 1 and in fiscal 2022 was 282 to 1.
The assumptions used in the calculation of our estimated pay ratio are specific to our company and our employee population. As such, our pay ratio may not be comparable to the pay ratios of other companies, including companies in our compensation peer group.

PAY VS. PERFORMANCE
As required by SEC rules, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three completed fiscal years. In determining the “compensation actually paid” to our named executive officers in the table below, we are required to make various adjustments to amounts reported in the Summary Compensation Table for this year and in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The “compensation actually paid” data reflected in the table below may not reflect amounts actually realized by our named executive officers.
For information concerning the decisions made by our Compensation Committee with respect to compensation for the named executive officers for each fiscal year, please see the Compensation Discussion and Analysis sections of this proxy statement and the proxy statements for the other fiscal years covered in the table below. A significant portion of “compensation actually paid” amounts shown relates to changes in values of unvested awards over the course of the reporting year. These unvested awards remain subject to significant risk from forfeiture conditions and possible future declines in value based on changes in our stock price. As described in the Compensation Discussion and Analysis section of this proxy statement, our performance-based equity awards are subject to performance conditions. The ultimate values actually realized by our named executive officers from unvested equity awards will not be determined until the awards fully vest.
The following table summarizes compensation paid to our principal executive officer (“PEO”) as set forth in our Summary Compensation Table, the adjusted values of compensation actually paid to our PEO, average compensation paid to our named executive officers other than our PEO as set forth in our Summary Compensation Table, and the adjusted values of average compensation actually paid to our named executive officers other than our PEO, each as calculated in accordance with SEC rules, as well as certain Company and peer group performance measures, in each case for the three fiscal years ended April 29, 2023.

Fiscal Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ In Millions) (7)	EBITDA ($ In Millions) (8)
					Total Shareholder Return ($)(5)	Peer Group Total Shareholder Return ($)(6)
2023	3,088,086	1,730,586	1,213,051	960,800	49	68	77.1	142.3
2022	2,297,776	2,177,776	933,371	907,571	160	158	102.2	174.6
2021	13,331,554	19,575,304	3,200,990	4,539,230	159	171	122.3	191.6
(1)
Mr. Duda was the PEO for all three years (fiscal 2021-2023). These amounts reflect the total compensation reported for Mr. Duda in the “Total” column of the Summary Compensation Table for each corresponding year.

(2)	The charts below detail the additions to and deductions from the total compensation reported for Mr. Duda in the Summary Compensation Table in order to calculate the Compensation Actually Paid.

Fiscal Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards ($)	Equity Award Adjustments ($)	Compensation Actually Paid to PEO ($)
2023	3,088,086	—	(1,357,500)	1,730,586
2022	2,297,776	—	(120,000)	2,177,776
2021	13,331,554	(10,605,000)	16,848,750	19,575,304
(3)
These amounts reflect the average total compensation reported for the Company’s named executive officers as a group (excluding Mr. Duda) in the “Total” column of the Summary Compensation Table for each corresponding year. The Non-PEO named executive officers are comprised of the following: fiscal 2023 - Mr. Tsoumas, Mr. Khoury, Ms. Barry and Ms. Vyverberg; and fiscal 2022 and 2021 - Mr. Tsoumas, Mr. Khoury, Ms. Barry and Mr. Martin.

(4)
The charts below detail the additions to and deductions from the total compensation reported in the Summary Compensation Table to calculate the average Compensation Actually Paid amounts for named executive officers (excluding Mr. Duda) for the corresponding year.

Fiscal Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Reported Value of Equity Awards ($)	Equity Award Adjustments ($)	Average Compensation Actually Paid to Non-PEO NEO's ($)
2023	1,213,051	(464,684)	212,433	960,800
2022	933,371	—	(25,800)	907,571
2021	3,200,990	(2,284,241)	3,622,481	4,539,230
(5)	Total Shareholder Return (TSR) assumes that $100 was invested in the Company’s common stock beginning on May 3, 2020 and that all dividends and distributions were reinvested on a quarterly basis.
(6)
The peer group is made up of the same 15 companies in our peer group used for executive compensation benchmarking as described above under “Market Benchmarking and Positioning of Fiscal 2023 Executive Compensation.” Peer group TSR is calculated under the same assumptions as Company TSR.

(7)	Reflects “Net income” in the Company’s Consolidated Income Statements included in the Company’s Annual Reports on Form 10-K for each of the applicable fiscal years.
(8)
EBITDA was selected as the additional metric to be included in the table above (as the Company-Selected Measure under applicable SEC rules), as the financial performance measure that, in the Company’s assessment, represents the most important performance measure not otherwise required to be disclosed in the table and used by the Company to link executive compensation to Company performance. A detailed EBITDA reconciliation can be found in our fourth quarter 2023 earnings release included as Exhibit 99.1 to the Company’s Current Report on Form 8-K furnished with the SEC on June 22, 2023.

Relationship of Compensation Actually Paid to Financial Measures. The following charts compare the relationship of the compensation actually paid to Mr. Duda and the average compensation actually paid to our named executive officers other than Mr. Duda to the respective financial measures set forth therein, for the periods indicated.

Most Important Financial Performance Measures. The three items listed below are the most important financial performance measures we used in fiscal 2023 to determine compensation for our named executive officers, as further described above in the Compensation Discussion & Analysis section under “Components of Fiscal 2023 Compensation.”
•	EBITDA
•	Pre-tax income
•	New business bookings

OTHER INFORMATION
Delinquent Section 16(a) Reports
Under the securities laws, our directors and executive officers are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to disclose in this proxy statement if a director or executive officer filed a late report. During fiscal 2023, all such reports were timely filed. In making these disclosures, we have relied solely on written representations of our directors and executive officers and copies of the reports filed with the SEC.
Availability of Annual Report
Methode is providing its 2023 Annual Report on Form 10-K to stockholders who receive this proxy statement. Methode will provide copies of these materials to brokers, dealers, banks, voting trustees and their nominees for the benefit of the beneficial owners of record. Additional copies of this proxy statement and the 2023 Annual Report on Form 10-K are available, without charge, upon written request to Methode Electronics, Inc., 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631, Attention: Chief Financial Officer. You may also review Methode’s SEC filings by visiting the Investors page of our website at www.methode.com.
Stockholder Proposals and Director Nominations
If you wish to submit a stockholder proposal for inclusion in our proxy materials for our 2024 Annual Meeting, our Corporate Secretary must receive your proposal no later than March 29, 2024. Your proposal must be in writing and must comply with the proxy rules of the SEC.
Our advance notice by-law provisions require that any stockholder proposal or director nomination to be presented from the floor of our 2024 Annual Meeting must be received by our Corporate Secretary not later than the 60th day nor earlier than the 90th day prior to September 13, 2024 (the first anniversary of the preceding year’s Annual Meeting). If the date of our 2024 Annual Meeting is more than 30 days before or more than 60 days after September 13, 2024, stockholder proposals must be delivered no earlier than the 90th day prior to such date and not later than the later of the 60th day prior to such date or the 10th day following our public announcement of the date for such Annual Meeting. Any stockholder proposal must be, under law, an appropriate subject for stockholder action to be brought before the meeting. In addition, in order to present a stockholder proposal or nominate a director at our 2024 Annual Meeting, the stockholder must satisfy certain other requirements set forth in our Amended and Restated By-Laws. Stockholder proposals and director nominations should be directed to the Corporate Secretary of Methode Electronics, Inc. at 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631.
In addition to satisfying the foregoing requirements under our amended and restated by-laws, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than July 15, 2024 (or, if our 2024 Annual Meeting is more than 30 days before or after September 13, 2024, by the later of 60 days prior to the date of the meeting or the tenth day following public disclosure of the date for such Annual Meeting).
Other Matters
Neither our Board of Directors nor management knows of any other business that will be presented at the Annual Meeting. Should any other business properly come before the Annual Meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,

Walter J. Aspatore Chairman
Chicago, Illinois
July 27, 2023

SCAN TO
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Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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V20157-P96314 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

METHODE ELECTRONICS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Walter J. Aspatore	☐	☐	☐
1b. David P. Blom	☐	☐	☐
1c. Therese M. Bobek	☐	☐	☐
1d. Brian J. Cadwallader	☐	☐	☐
1e. Bruce K. Crowther	☐	☐	☐
1f. Darren M. Dawson	☐	☐	☐
1g. Donald W. Duda	☐	☐	☐
1h. Janie Goddard	☐	☐	☐
1i. Mary A. Lindsey	☐	☐	☐
1j. Angelo V. Pantaleo	☐	☐	☐
1k. Mark D. Schwabero	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. The ratification of the Audit Committee's selection of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending April 27, 2024.	☐	☐	☐
3. The advisory approval of Methode's named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. To recommend, by non-binding vote, the frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐

NOTE: To vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V20158-P96314

METHODE ELECTRONICS, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of the Stockholders

The undersigned hereby appoints Walter J. Aspatore, Donald W. Duda and Ronald L. G. Tsoumas, and each of them, with full power of substitution, as proxies to vote all shares of Methode Electronics, Inc. common stock which the undersigned is entitled to vote at the Annual Meeting of Methode Electronics, Inc. to be held via live webcast at www.virtualshareholdermeeting.com/MEI2023 on Wednesday, September 13, 2023 at 11:00 a.m., Central Daylight Time, and at any adjournment or postponement thereof.

This proxy when properly signed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. If other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the best judgment of the persons named as proxies above.

Continued and to be signed on reverse side